                                                                     EXHIBIT 4.1

                  ___________________________________________

                                PRINCIPAL SHARE
                              PURCHASE AGREEMENT
                  ___________________________________________


                                 By and Among

                                  THE VENDORS

                                      And

                                MR. PAUL BUSTIN

                                      And

                                 THE PURCHASER



                           DATED as of 13 June 2001

                                   CONTENTS

Clauses                                                                                                                     Pages
1.     Definitions and Interpretation....................................................................................       1
2.     Sale of Sale Shares...............................................................................................      12
3.     Consideration.....................................................................................................      13
4.     Conditions........................................................................................................      17
5.     Conduct of the Group's business pending Completion................................................................      20
6.     Completion........................................................................................................      24
7.     United States Securities Law Compliance...........................................................................      30
8.     Lock up for New OpenTV Shares.....................................................................................      31
9.     Escrow............................................................................................................      33
10.    Completion Accounts...............................................................................................      35
11.    Restriction of Vendors and Mr. Bustin.............................................................................      37
12.    Warranties........................................................................................................      39
13.    Covenant in Respect of Tax........................................................................................      46
14.    Covenant from the Purchaser.......................................................................................      56
15.    Restriction on Announcements......................................................................................      58
16.    Access............................................................................................................      58
17.    Confidentiality of Information Received by the Vendors............................................................      58
18.    Guarantee and Indemnity by Mr Bustin..............................................................................      59
19.    Costs.............................................................................................................      61
20.    General...........................................................................................................      62
21.    Notices...........................................................................................................      64
22.    Governing Law and Submission to Jurisdiction......................................................................      66

SCHEDULE 1A  - The Vendors...............................................................................................      68
SCHEDULE 1B  - Non-Principal Shareholders and Optionholders..............................................................      69
SCHEDULE 1C  - Pro Forma example of the Total Consideration..............................................................      73

SCHEDULE 2   - Details of the Company....................................................................................      77

SCHEDULE 3   -  The Subsidiaries.........................................................................................      79

SCHEDULE 4   -  The Properties...........................................................................................      82

SCHEDULE 5   -  Warranties...............................................................................................      92

SCHEDULE 6   - Purchaser's Warranties....................................................................................     117

SCHEDULE 7   - Software..................................................................................................     122

SCHEDULE 8   - Earn Out Provisions.......................................................................................     125

SCHEDULE 9   - Completion Accounts.......................................................................................     131

SCHEDULE 10  - 14.2 Documents............................................................................................     132

DATE: 13 June 2001


PARTIES:

(1) The persons whose names are set out in column 1 of Schedule 1A (the "Vendors").

(2) Mr Paul Bustin of 4 Chiddingstone Street, London SW6 3TG England ("Mr Bustin").

(3) OpenTV Corp., an international business company incorporated under the laws of British Virgin Islands having its registered office at the offices of Havelet Trust Company (BVI) Limited, P.O. Box 3186, Road Town, Tortola, British Virgin Islands (the "Purchaser").

RECITALS:

(A) The Vendors are the registered holders and beneficial owners of some of the issued shares in the capital of Static 2358 Holdings Limited (the "Company"). Particulars of the Company are set out in Schedule 2.

(B) The remaining shareholders of the Company are selling and the Purchaser proposes to buy their shareholdings and certain of the Optionholders propose to surrender their Options on the terms and conditions set out in the Non-Principal Share Purchase Agreement and Option Surrender Agreements (both as defined below).

(C) The Vendors wish to sell and the Purchaser wishes to purchase the said shares on the terms and conditions set out in this Agreement.

TERMS AGREED:


1.   Definitions and Interpretation
     ------------------------------

1.1 In this Agreement where the context so admits the following words and expressions shall have the following meanings:

     "Accounting Date"                       30 June 1999;

     "Accounts"                              the audited consolidated financial
                                             statements of the Company and of
                                             each of the Subsidiaries for the
                                             accounting reference period which
                                             ended on the Accounting Date (each
                                             such financial statement comprising
                                             a balance sheet, profit and loss
                                             account, cash flow statement, notes
                                             and directors' and auditors'
                                             report) and the consolidated profit
                                             and loss account and consolidated
                                             balance sheet of the Company and
                                             the Subsidiaries as at and for the
                                             period ending on the Accounting
                                             Date copies of which are annexed to
                                             the Disclosure Letter;

     "Adjusted Spreadsheet"                  the meaning given to that term in
                                             clause 3.4.1;

     "Agreed Claim"                          a Notified Claim which has been
                                             settled between the Vendors and the
                                             Purchaser either by written
                                             agreement between them or pursuant
                                             to the determination of an
                                             arbitrator in accordance with this
                                             Agreement;

     "Associate"                             the meaning given to that term in
                                             section 430E(4) of the Companies
                                             Act 1985;

     "Auditors"                              Ernst & Young;

     "BSB" British Sky Broadcasting Limited, a company registered in England with number 2906991 whose registered office is at Grant Way, Isleworth, Middlesex TW7 5QD or its subsidiaries and Associates;

     "Business"                              the business of interactive digital
                                             television games, interactive
                                             digital television-broadcasting,
                                             interactive digital television
                                             development and broadcast design
                                             and related applications and
                                             related software development;

     "Business Plan"                         the business plan for the Group in
                                             the approved terms;

     "Cash Component"                        the aggregate amount of Pounds
                                             Sterling payable on Completion as
                                             part of the Consideration as set
                                             out in column (3) of Schedule 1A;

     "Companies Acts"                        the Companies Act 1985, Part V of
                                             the Criminal Justice Act 1993, the
                                             Companies Consolidation
                                             (Consequential Provisions) Act 1985
                                             and the Companies Act 1989;

     "Company"                               Static 2358 Holdings Limited,
                                             details of which are set out in
                                             Schedule 2;

     "Company Shares"                        all issued shares in the capital of
                                             the Company, including the Sale
                                             Shares;

     "Completion"                            completion of the sale and purchase
                                             of the Sale Shares as specified in
                                             clause 6;

     "Completion Date"                       the later of 1 July 2001 and the
                                             date of satisfaction of the
                                             Conditions and the Purchaser
                                             Conditions (or, subject to clause
                                             4, such later date as the parties
                                             may agree);

     "Completion Schedules and               the meaning given to that term in
     Calculations"                           clause 3.6.1;

     "Conditions"                            the conditions specified in clause
                                             4.1;

     "Confidential Information"              know-how, trade secrets and other
                                             information of a confidential
                                             nature, wherever in the world
                                             protectable;

     "Consideration"                         aggregate of the consideration for
                                             the Sale Shares to be sold by the
                                             Vendors, being as calculated in
                                             accordance with clause 3 and
                                             Schedule 1C;

     "Directors"                             the persons listed as directors of
                                             the Company in Schedule 2;

     "Disclosure Bundle"                     the bundle of documents listed on
                                             the index in the approved terms
                                             which are referred to in the
                                             Disclosure Letter;

     "Disclosure Letter"                     the letter of today's date from the
                                             Vendors to the Purchaser in the
                                             approved terms together with such
                                             supplemental Disclosure Letter as
                                             is permitted by clause 6.2.1.6;

     "Earnout Component"                     shall take its meaning from
                                             paragraph 1 of Schedule 8;

     "Employees' Bonuses"                    the payments of bonuses specified
                                             in the Excel spreadsheet produced
                                             pursuant to clause 3.2 to certain
                                             Optionholders who would otherwise
                                             receive no consideration for the
                                             cancellation for their Options,
                                             subject to all lawful deductions
                                             and withholdings required to be
                                             made by the Group;

     "Environment"                           all or any of the following media,
                                             namely, the air, water and land;
                                             and the medium of air includes the
                                             air within buildings and the air
                                             within other natural or man-made
                                             structures above or below ground;

     "Environmental Law"                     all and any laws, common law,
                                             statutes, directives, regulations,
                                             notices, standards having force of
                                             law, codes of practice, guidance
                                             notes, by-laws, judgments, decrees
                                             or orders whether of the European
                                             Community or the United Kingdom or
                                             any other relevant jurisdiction,
                                             relating to (1) pollution,
                                             contamination or protection of the
                                             Environment or (2) the storage,
                                             labelling, handling, release,
                                             treatment, manufacture, processing,
                                             deposit, transportation or disposal
                                             of Hazardous Substances or (3) the
                                             responsibility or duty of care for
                                             waste;

     "Environmental Licence"                 any permit, licence, authorisation,
                                             consent or other approval, that may
                                             be required by any Environmental
                                             Law;

     "Escrow Shares"                         shall take its meaning from
                                             clause 9.1;

     "Exchange Act"                          the United States Securities
                                             Exchange Act of 1934, as amended;

     "Former Properties"                     all land and premises previously
                                             used by any member of the Group or
                                             under the past ownership,
                                             occupation or control of any member
                                             of the Group and shall exclude the
                                             Properties;

     "Founders"                              each of Mark Rock and Jasper Smith;

     "Group" the group of companies comprising the Company and its Subsidiaries. The expression "member of the
                                             Group" shall be construed
                                             accordingly;

     "Group's Intellectual Property"         the rights to Intellectual Property
                                             owned by any member of the Group or
                                             used by it in its Business;

     "Hazardous Substances"                  all substances of whatever
                                             description which may cause or have
                                             a harmful effect on the Environment
                                             or the health of man or any other
                                             living organism including, without
                                             limitation, all poisonous, toxic,
                                             noxious, dangerous and offensive
                                             substances;

     "HSBC" HSBC Investment Bank plc, a company registered in England with number 976092 whose registered office is at Thames Exchange, 10 Queen Street Place, London EC4R 1BL;

     "HSBC Notes"                           (a)   the 2,450,000 zero coupon
                                                  convertible unsecured loan
                                                  notes 2002 issued by the
                                                  Company to HSBC on 26 May 2000
                                                  pursuant to the terms of a
                                                  loan note instrument made by
                                                  the Company on such date; and

                                            (b)   the 1,200,000 zero coupon
                                                  convertible unsecured loan
                                                  notes 2002 issued by the
                                                  Company to HSBC on 24 October
                                                  2000 pursuant to the terms of
                                                  a loan note instrument made by
                                                  the Company on such date;

     "Intellectual Property"                includes Confidential Information,
                                            patents, registered designs,
                                            copyrights, rights in databases,
                                            design rights, topography rights,
                                            trade marks, business names,
                                            registrations of and applications to
                                            register any of the aforesaid items,
                                            rights in the nature of any of the
                                            aforesaid items in any country,
                                            rights in the nature of unfair
                                            competition rights and rights to sue
                                            for passing off, in each case
                                            wherever in the world enforceable;

     "Interim Bridge Loan"                  the loan of (Pounds)1m and further
                                            funding to be advanced of (Pounds)
                                            2,050,664 made or to be made by the
                                            Purchaser to the Company pursuant to
                                            loan documentation in the approved
                                            terms;

     "Management Accounts"                  the unaudited monthly management
                                            balance sheet of the Company and the
                                            Subsidiaries and the unaudited
                                            monthly management profit and loss
                                            account of the Company and of each
                                            of the Subsidiaries for each month
                                            from 30 April 2000 up to 30 April
                                            2001;

     "Material"                             with respect to any entity or group
                                            of entities means any material
                                            event, change, condition or effect
                                            related to the condition (financial
                                            or otherwise), properties, assets
                                            (including intangible assets),
                                            liabilities, business, operations,
                                            results of operations or prospects
                                            of such entity or group of entities;

     "Material Adverse                      with respect to any entity or group
      Event"                                of entities means any event, change
                                            or effect that, when taken
                                            individually or together with all
                                            other adverse changes and effects,
                                            is or is reasonably likely to be
                                            materially adverse to the condition
                                            (financial or otherwise),
                                            properties, assets (including
                                            intangible assets), liabilities,
                                            business, operations, results of
                                            operations or prospects of such
                                            entity and its subsidiaries, taken
                                            as a whole, or to prevent or
                                            materially delay consummation of the
                                            transactions contemplated under this
                                            Agreement (including the sale of
                                            shares by other shareholders of the
                                            Company to the Purchaser on the date
                                            of Completion) or otherwise to
                                            prevent
                                            such entity and its subsidiaries
                                            from performing their obligations
                                            under this Agreement;

     "M&TG"                                 Media & Technology Group Limited
                                            (one of the Vendors);

     "New OpenTV Shares"                    new OpenTV Shares issued pursuant to
                                            this Agreement;

    "Non-Principal Shareholders             all holders of shares in the capital
    and Optionholders"                      of the Company (other than the
                                            Vendors as set out in column (1) of
                                            Schedule 1A) and the Optionholders
                                            as set out in column (1) of Schedule
                                            1B;

     "Non-Principal Share Purchase          the Non-Principal Share Purchase
     Agreement"                             Agreement in the approved terms
                                            between the Purchaser and the Non-
                                            Principal Shareholders and
                                            Optionholders of the Company to be
                                            dated on the date hereof;

     "Notified Claim"                       a claim made for breach of the
                                            Warranties or a claim under the Tax
                                            Covenant or for breach of clause
                                            19.2, in either case, during the
                                            period one year after the Completion
                                            Date;

     "OpenTV Shares"                        Class A Ordinary Shares in the share
                                            capital of the Purchaser;

     "Optionholder"                         a holder of Options;

     "Options"                              all the options, warrants and
                                            convertible securities over unissued
                                            shares in the capital of the Company
                                            as set out in column (3) of Schedule
                                            1B;

     "Option Surrender Agreements"          agreements in the approved terms
                                            between the Optionholders and the
                                            Company for the surrender of
                                            Options;

     "Projected Completion Balance        the consolidated balance sheet for the
     Sheet"                               Group as the Vendors are projecting
                                          for 30 June 2001 in the approved
                                          terms;

     "Properties"                         the properties short particulars of
                                          which are set out in Schedule 4;

     "Purchaser's Accountants"            PricewaterhouseCoopers;

     "Purchaser's Conditions"             the conditions in clause 4.4;

     "Purchaser's Group"                  the group of companies comprising the
                                          Purchaser and its Associates;

     "Purchaser's Solicitors"             Baker & McKenzie of 100 New Bridge
                                          Street, London EC4V 6JA;

     "Registration Rights Agreement"      the Registration Rights Agreement
                                          between the Purchaser and the Vendors
                                          and the Non-Principal Shareholders and
                                          Optionholders in the approved terms;

     "Retirement Benefits Scheme"         a retirement benefits scheme within
                                          the meaning given to that term in
                                          Section 611 of the Taxes Act;

     "Sale Shares"                        in aggregate, those shares in the
                                          capital of the Company and set out in
                                          column (2) of Schedule 1A opposite
                                          each of the names of the Vendors;

     "Securities Act"                     means the US Securities Act of 1933,
                                          as amended;

     "Shareholders' Agreement"            the subscription and shareholders'
                                          agreement dated 4 February 2000 made
                                          between Jasper Smith, Mark Rock, Paul
                                          Bustin, Media & Technology Group
                                          Limited, BSB, Sky and Static 2358
                                          Limited, as amended by supplemental
                                          agreements dated 7 April 2000, 7
                                          August 2000
                                          and 25 August 2000 respectively;

      "Shares Component"                  the aggregate number of New OpenTV
                                          Shares payable as part of the
                                          Consideration on Completion, including
                                          the Escrow Shares, as set out in
                                          column (4) of Schedule 1A;

      "Software"                          means all of the computer programs
                                          identified and briefly described in
                                          Schedule 7 including all related
                                          source code and object code, user and
                                          other manuals, tapes, indices,
                                          descriptive memoranda, original
                                          listings, development working papers,
                                          calculations and all other relevant
                                          documents, media and confidential
                                          information;

      "Subsidiaries"                      the subsidiaries and subsidiary
                                          undertakings of the Company, all of
                                          which are listed in Schedule 3;

      "subsidiary undertaking"            the meaning given to that term in
                                          section 258 Companies Act 1985;

      "Tax" all forms of taxation, withholdings, duties, imposts, levies, social security contributions and rates imposed by any local, municipal, governmental, state, federal, or other body in the United Kingdom or elsewhere and any interest, penalty, surcharge or fine in connection therewith;

      "Taxes Act"                         the Income and Corporation Taxes Act
                                          1988;

      "Tax Warranties"                    the warranties in paragraph 3 of
                                          Schedule 5;

      "Total Consideration"               the total consideration payable in
                                          Pounds Sterling and New OpenTV Shares
                                          for the entire share capital of the
                                          Company (comprising the Company Shares
                                          and the surrender of the Options)
                                          pursuant to this Agreement, the Non-
                                          Principal Share

                                          Purchase Agreement and
                                          the Option Surrender Agreements as
                                          adjusted in accordance with the
                                          provisions of clause 3;

      "Vendors' Solicitors"               Berwin Leighton Paisner of Adelaide
                                          House, London Bridge, London, EC4R
                                          9HA;

      "Warranties"                        the representations, warranties and
                                          undertakings contained or referred to
                                          in clause 12 and Schedule 5.


1.2 Save where the context otherwise requires words and phrases the definitions of which are contained or referred to in Part XXVI of the Companies Act 1985 shall be construed as having the meaning thereby attributed to them.

1.3 Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision, except to the extent that the liability of any party is thereby increased or extended. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.4 References in this Agreement to clauses and schedules are to clauses in and schedules to this Agreement (unless the context otherwise requires). The recitals and schedules to this Agreement shall be deemed to form part of this Agreement.

1.5 Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6 The expression "the Vendors" includes their respective personal representatives in the case of the Founders and successors and assigns in the case of M&TG and the expression "the Purchaser" includes its successors and assigns.

1.7 References to "persons" shall include bodies corporate, unincorporated associations and partnerships (whether or not having separate legal personality).

1.8 References to writing shall include any methods of reproducing words in a legible and non-transitory form.

1.9 The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.10 All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into severally only and not jointly and the respective liability of the Vendors shall be several and proportionate to their respective entitlements to the Consideration.

1.11 A document expressed to be "in the approved terms" means a document the terms of which have been approved by or on behalf of the parties to this Agreement and a copy of which has been signed for the purposes of identification by or on behalf of those parties.

1.12 Each reference to "(Pounds)10.43" in this Agreement is to the exact amount in Pounds Sterling arising from the division of 15.00 by 1.438.

2.    Sale of Sale Shares
      -------------------

2.1 Subject to the terms of this Agreement and with effect from the Completion Date, each of the Vendors shall sell with full title guarantee and the Purchaser shall purchase, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement, the number of Sale Shares set opposite his or its name in column (2) of Schedule 1A.

2.2 Each of the Vendors hereby waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Company Shares and HSBC Notes, whether under the articles of association of the Company, the Shareholders' Agreement, the instruments constituting the HSBC Notes or otherwise.

2.3 The Purchaser undertakes following Completion to procure that the Company pays to the Inland Revenue the sums equal to the amounts on account of National Insurance Contributions and Income Tax which have been withheld from the Optionholders who are employees pursuant to the provisions of the Option Surrender Agreements.

3.    Consideration
      -------------

3.1 Subject to the provisions of this clause, the Consideration for the Sale Shares attributable to each Vendor shall be that amount of the Cash Component and the Shares Component as shall be set out in columns (3) and
      (4) of Schedule 1A, as calculated in accordance with Schedule 1C and, if due pursuant to this Agreement, the Earnout Component.

3.2 A pro forma example (extracted from the attached Excel spreadsheet in the approved terms) of the allocation of the Cash Component, Shares Component, Escrow Shares and Earnout Component among each of the Vendors, Non-Principal Shareholders and Optionholders is set out in Schedule 1C. The basis used to calculate the numbers in that pro-forma example is set out in that Schedule. The sale of the Company Shares, other than the Sale Shares, is dealt with by the Non-Principal Share Purchase Agreement and not this Agreement.

3.3 At any time prior to the date two days before the Completion Date, the Purchaser may give notice to the Vendors' Solicitors in writing that, instead of delivering New OpenTV Shares at Completion, it will deliver cash in Pounds Sterling in lieu of such New OpenTV Shares, in relation to any proportion of such New OpenTV Shares up to and including 100% of such New OpenTV Shares. If the Purchaser delivers such notice, the Purchaser's obligations to deliver such New OpenTV Shares (and, if applicable, the Escrow Shares) shall be replaced with an obligation to deliver cash in Pounds Sterling for the relevant number of New OpenTV Shares on the basis of the (Pounds)10.43 for each New OpenTV Share (or such other Pounds Sterling amount as the Purchaser's Accountants determine to be fair and reasonable in the event of any consolidation, sub-division, stock split or reclassification or reduction of the share capital of the Purchaser or any rights issue, taking place after the date of this Agreement). If the Purchaser exercises its rights under this clause 3.3, the additional cash payable in accordance with this clause 3.3 shall be allocated amongst the Vendors in proportion to that part of the Total Consideration payable to them respectively.

3.4 The Purchaser shall deliver to the Vendors' Solicitors following the close of the NASDAQ National Market on the day prior to Completion:

3.4.1 a schedule in the form of the pro-forma example in Schedule 1C, together with the supporting Excel spreadsheet, but with the insertion of the final amounts of all figures stated to be the variables and all the adjustments to be made as a result of the variables and adjusted for any assumptions of fact expressly used in the Excel spreadsheet which prove to be incorrect at Completion and any errors in calculations in the Excel spreadsheet ("Adjusted Spreadsheet"); and

3.4.2 a form of Schedules 1A and 1B showing the Total Consideration and the allocation of the Cash Component, Shares Component and Escrow Shares amongst each of the Vendors, Non-Principal Shareholders and Optionholders by reference to the Adjusted Spreadsheet.

3.5 Together, the Adjusted Spreadsheet, Schedules 1A and 1B and the calculations of the Total Consideration, Cash Component, Shares Component and Escrow Shares are referred to in this Agreement as the "Completion Schedules and Calculations".

3.6   The Consideration shall be payable on Completion in accordance with clause
      6.3 on the basis of the Completion Schedules and Calculations and shall be adjusted in accordance with clause 3.8.

3.7 The parties acknowledge that it will not be possible to finalise the Completion Schedules and Calculations until the Completion Date as a result of adjustments of variables which can only be known immediately prior to the Completion Date. The Purchaser shall have control over the Completion Schedules and Calculations (although the Purchaser shall consult with Jasper Smith as representative of the Vendors in relation to their preparation) and Completion shall be effected on the basis of the Completion Schedules and Calculations prepared by the Purchaser in accordance with the provisions of Schedule 1C, PROVIDED THAT the Vendors' sole and exclusive remedy in relation to a breach of that obligation to prepare the Completion Schedules and Calculations shall be the remedies set out in the remainder of this clause 3.7. The Vendors (for and on behalf of themselves and/or the Non-Principal Shareholders and Optionholders) and the Purchaser shall have the right to object to the Completion Schedules and Calculations used to effect Completion during the period expiring on the date fifteen (15) days after the Completion Date by notice to each other. For the avoidance of doubt, the Non-Principal Shareholders and Optionholders shall not have any right to object to such Completion Schedules and Calculations directly, but may do so through the Vendors. Any matter not objected to by the Vendors (either for themselves and/or on behalf of the Non-Principal Shareholders and Optionholders) or the Purchaser within such fifteen (15) day period shall be deemed to be agreed between the parties and final and binding on the Non-Principal Shareholders and Optionholders. The parties shall use their best endeavours to resolve any disagreements between them no later than five
      (5) business days after such date of notification. Should disagreements still exist at such time, the parties shall appoint an expert (acting as an expert not an arbitrator) to resolve such disagreements (and failing agreement on the appointment of the expert, the President of the Institute of Chartered Accountants in England and Wales shall make such appointment) with a view to the resolution of all disagreements no later than thirty five (35) business days after the Completion Date. The decision of such expert shall, save in the case of manifest error, be final and binding on the parties.

3.8 Upon the agreement of, or resolution of any disagreements in relation to, the adjustments to the Completion Schedules and Calculations, the Adjusted Spreadsheet, Total Consideration, Cash Component, Shares Component, Escrow Shares and Schedules 1A and 1B shall be adjusted accordingly.

3.9 The Vendors acknowledge that their respective Consideration for their Sale Shares as set out in Schedule 1A shall be adjusted to reflect:

3.9.1 the effect of any notice served by the parties in accordance with clause 3.3; and

3.9.2        the revised Schedule 1A which arises from clause 3.8.

3.10 Within seven days of the determination of the Completion Schedules and Calculations in accordance with clause 3.8:

3.10.1 if, according to the Completion Schedules and Calculations, any Vendor has received too little Consideration, the Purchaser will, for the account of the relevant Vendor:

3.10.1.1 pay to the Vendors' Solicitors (whose receipt shall be an absolute discharge therefore) an amount in Pounds Sterling equal to the Cash Component element of such shortfall and, if applicable, interest thereon as specified in clause 3.11; and

3.10.1.2 cause to be issued or transferred New OpenTV Shares (valued at (Pounds)10.43 per New OpenTV Share) equal to the Shares Component element of such shortfall (but excluding any fractional entitlements) and cause OpenTV Certificates representing such New OpenTV Shares (as defined in clause 6.3.2 below) to be delivered to the Vendors' Solicitors in accordance with the provisions of clause 6.3.2, subject to clause 7.3.

3.10.2 if, according to the Completion Schedules and Calculations, any Vendor has received too much Consideration, such Vendor will:

3.10.2.1 pay to the Purchaser an amount in Pounds Sterling equal to the Cash Component element of such excess and, if applicable, interest thereon as specified in clause 3.11; and

3.10.2.2 transfer to the Purchaser New OpenTV Shares (valued at (Pounds)10.43 per New OpenTV Share) equal to the Shares Component element of such excess (but excluding any fractional entitlements) and cause OpenTV Certificates (as defined in clause 6.3.2 below) representing such New OpenTV Shares to be delivered to the Purchaser as soon as practicable, having regard to the provisions of clauses 6.3.2 and 7.3.

3.11 The interest payable on the amount of any excess or shortfall pursuant to clause 3.10 shall accrue from day to day and be compounded at monthly intervals at the Base Rate from time to time of National Westminster Bank plc from and including the Completion Date to the date of payment, save that if such interest payable by or to all parties is less than (Pounds)1,000 in aggregate, then no interest shall be due or payable.

4.       Conditions
         ----------

4.1      The sale and purchase of the Sale Shares is conditional upon:

4.1.1 the Warranties remaining true and accurate and not misleading in all material respects at Completion as if they were deemed repeated at Completion;

4.1.2 each of the Vendors and Mr. Bustin having complied in all material respects with the obligations specified in clause 5 and otherwise having materially performed all of the covenants and agreements required to be performed by him or it under this Agreement;

4.1.3 all consents, approvals or clearances which are necessary being granted by governmental or official authorities and no statute, regulation, court ruling or decision which would prohibit materially, restrict or materially delay the sale and purchase of the Sale Shares or the operation of the Company after Completion having been proposed, enacted or taken by any governmental or official authority;

4.1.4 all Non-Principal Shareholders having satisfied the condition precedent set out in clause 4.1.1 of the Non-Principal Share Purchase Agreement and all steps for Completion under the Non-Principal Share Purchase Agreement having been completed, save for the obligations of the Purchaser under clauses 5.3.1 and 5.3.2 of the Non-Principal Share Purchase Agreement;

4.1.5 the Optionholders identified in Schedule 1B entering into Option Surrender Agreements and delivery to the Purchaser of the duly executed Option Surrender Agreements;

4.1.6 obtaining and delivering to the Purchaser on or before Completion written consent to the transfer of the Company Shares to the Purchaser pursuant to this Agreement and to the Non-Principal Share Purchase Agreement from TPS Services and Milgo Solutions Limited;

4.1.7 in the reasonable opinion of the Purchaser, there shall not have occurred since the date of this Agreement any Material Adverse Event in relation to the Company and/or its Subsidiaries, other than a Material Adverse Event caused solely by a deterioration in the general economic conditions of France or the UK;

4.1.8 the termination of employment of Wayne Thornhill, Paul Bustin, Andrew Fearon and Christian Fernandez conditional upon Completion occurring;

4.1.9 none of the HSBC Notes having been converted into shares in the capital of the Company;

4.1.10 delivery to the Purchaser on or before Completion of a letter between the Company and Canal Satellite S.A. confirming the amendments to the contract between them in the terms disclosed to the Purchaser;

4.1.11 the Vendors and Mr Bustin having given notice to the Purchaser that there is to be no further disclosure against the Warranties beyond the Disclosure Letter delivered as at the date of this Agreement or the Purchaser having approved the terms of any supplemental Disclosure Letter contemplated by clause 6.2.1.6, such approval to be at the Purchaser's sole discretion;

4.1.12 the Purchaser receiving the May Management Accounts (as defined in clause 6.2.1.13) which are prepared on a consistent basis with the Management Accounts and which show a fair view of the assets and liabilities and profits and losses of the Company and its subsidiaries as at and to 31 May 2001;

4.1.13 an undertaking from the Vendors' Solicitors not to release to any person the OpenTV Certificates (as defined in clause 6.3.2 below) for a period of 40 days after the Completion Date; and

4.1.14 a letter dated the Completion Date from BSB to the Purchaser in the approved terms relating to certain confirmation matters and a letter between the Company, BSB and the other Shareholders amending the Shareholders Agreement.

4.2 The Purchaser may waive all or any of such conditions at any time by notice in writing to the Vendors' Solicitors, save that in the event that the Purchaser waives Condition 4.1.4, it will complete under both this Agreement and the Non-Principal Share Purchase Agreement.

4.3 The Vendors shall use their reasonable endeavours to procure the fulfilment of the Conditions on or before the Completion Date.

4.4    The sale and purchase of the Sale Shares is conditional on:

4.4.1     the representations and warranties of the Purchaser set out in
          Schedule 6 remaining true and accurate and not misleading in all material respects at Completion as if they were deemed repeated at Completion; and

4.4.2 in the reasonable opinion of the Vendors, there shall not have occurred since the date of this Agreement any Material Adverse Event in respect of the

          Purchaser's Group, other than any Material Adverse Event caused solely by a deterioration in general worldwide economic conditions or comprising any fluctuation in the price of OpenTV Shares on the NASDAQ National Market (other than as a result of a Material Adverse Event).

4.5 The Vendors acting jointly (and not alone) may waive all or any of the Purchaser's Conditions in clause 4.4 at any time by notice in writing to the Purchaser's Solicitors.

4.6 The Purchaser shall use its reasonable endeavours to procure the fulfilment of the Purchaser's Conditions on or before the Completion Date.

4.7 In the event that any of the Conditions or Purchaser's Conditions shall not have been fulfilled (or waived pursuant to clauses 4.2 or 4.5) prior to 31 August 2001 then the Purchaser and the Vendors shall not be bound to proceed with the sale or purchase of the Sale Shares, and this Agreement shall cease to be of any effect except clauses 1, 17, 18, 19, 20, 21 and 22 which shall remain in force and save in respect of claims arising out of any antecedent breach of this Agreement.

5.     Conduct of the Group's business pending Completion
       --------------------------------------------------

5.1 During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or Completion, the Vendors and Mr. Bustin agree (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Purchaser), to procure the Company to carry on its and its Subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and they will not knowingly do, or permit to be done anything which would give rise to a material breach of the Warranties as if they were deemed to be repeated by reference to the facts and circumstances existing at any time up to Completion or to a claim under the Tax Covenant.

5.2 Without limiting clause 5.1, except as expressly contemplated by this Agreement, the Vendors and Mr. Bustin shall not permit or allow the Company to do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of the Purchaser:

5.2.1 cause or permit any amendments to their Memorandum or Articles of Association, by-laws or constitutions;

5.2.2 issue, deliver or sell or authorise or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of ordinary shares pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

5.2.3 declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

5.2.4 accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorise cash payments in exchange for any options or other rights granted under any of such plans, other than for the purposes of the satisfaction of the transactions contemplated hereby;

5.2.5 other than in the ordinary course of business, enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts;

5.2.6 transfer to any person or entity any rights to the Group's Intellectual Property other than in the ordinary course of business consistent with past practice;

5.2.7 enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Group's Intellectual Property;

5.2.8 sell, lease, license or otherwise dispose of or encumber any of the assets of the Group which are material, individually or in the aggregate, to the Business, except in the ordinary course of business consistent with past practice;

5.2.9 incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than the Interim Bridge Loan;

5.2.10    enter into operating lease in excess of (Pounds)10,000;

5.2.11 pay, discharge or satisfy in an amount in excess of (Pounds)10,000 in any one case or (Pounds)100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved in the Disclosure Letter;

5.2.12 make any capital expenditures, capital additions or capital improvements in excess of (Pounds)10,000;

5.2.13 materially reduce the amount of any material insurance coverage provided by existing insurance policies;

5.2.14 terminate or waive any right of substantial value, other than in the ordinary course of business;

5.2.15 adopt or amend any employee benefit or option plan, save for the amendment of the Static 2001 employee bonus scheme in the approved terms, or hire any new director or employee (except that it may hire a replacement for any current director or employee if it first provides the Purchaser advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

5.2.16 grant any severance or termination pay (i) to any director or (ii) to any other employee except those payments set out in the Disclosure Letter or payments made in the ordinary course of business in accordance with its standard past practice or pursuant to the termination of employment of Wayne Thornhill, Paul Bustin, Andrew Fearon or Christian Fernandez;

5.2.17 commence legal proceedings other than (i) for debt collection in the ordinary course of the Business, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the Purchaser prior to the filing of such a suit, or (iii) for a breach of this Agreement;

5.2.18 acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organisation or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole;

5.2.19 other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

5.2.20 fail to give any notices or other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority, and other applicable law in connection with the transactions provided for in this Agreement;

5.2.21 revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

5.2.22 use the Interim Bridge Loan other than for the purposes and in the amounts described on Schedule 11; and

5.2.23 take, or agree in writing or otherwise to take, any of the actions described in clauses 5.2.1 to 5.2.22 above.

5.3 The Purchaser shall procure that the Company pays the agreed termination costs payable by the Company in relation to Paul Bustin, Andrew Fearon, Wayne Thornhill and Christian Fernandez and those employees set out in the Disclosure Letter, when such payments fall due, without any deduction from the Consideration.

5.4 The Vendors shall procure that the Company shall use up the funds available from the Interim Bridge Loan in their entirety for the purposes permitted by the Interim Bridge Loan documentation. Should there be a failure to comply with this clause completely prior to the Completion Date, any cash sum held by the Company which is attributable to such failure shall not be added to the amount of the cash at bank and in hand of the Group for the purposes of Schedule 1C (reference (#6)).

6.     Completion
       ----------

6.1 Subject to the provisions of clause 4, Completion shall take place on the Completion Date at the offices of the Purchaser's Solicitors when all (but not some only) of the events described in this clause 6 shall occur.

6.2    At Completion, the Vendors shall:

6.2.1      deliver to the Purchaser:

6.2.1.1 duly executed transfers of all of the Sale Shares in favour of the Purchaser or its nominees together with the relative share certificates;

6.2.1.2 duly executed transfers in favour of the Company (or its nominees) of such shares in the Subsidiaries as are registered in the names of nominee holders, together with the relative share certificates;

6.2.1.3 the resignation of the Auditors as the auditors of each member of the Group which has appointed an auditor, such resignation to contain a statement in accordance with Section 394 of the Companies Act 1985 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of the members or creditors of the relevant member of the Group;

6.2.1.4        the leases to the Properties;

6.2.1.5 all the statutory and other books (duly written up to date) of the Company and the Subsidiaries and their respective certificates of incorporation, common seals and any other papers and documents of the Company or the Subsidiaries in their possession;

6.2.1.6 written confirmation that none of the Vendors or Mr Bustin is aware of any matter or thing which is a material breach of or materially inconsistent with any of the Warranties at the date of this Agreement or at the Completion Date save to the extent that any disclosures required to be made by the Vendors as a result of events or omissions after the date of this Agreement (where such events or omissions could not reasonably have been put in the Disclosure Letter delivered as at the date of this Agreement) in a supplemental Disclosure Letter in the approved terms;

6.2.1.7 certified copies of any powers of attorney under which any of the documents referred to in this clause 6.2 is executed or evidence satisfactory to the Purchaser of the authority of any person signing on the Vendor(s) behalf;

6.2.1.8 a duly executed power of attorney in favour of the Purchaser, or such person as may be nominated by the Purchaser, generally in respect of the Sale Shares and in particular to enable the Purchaser (or its nominees) to attend and vote at General Meetings of the Company;

6.2.1.9 letters of resignation in the approved terms from each of the Directors and the secretary of the Company and the directors and secretary of each of the Subsidiaries, such resignations to take effect from close of the meeting of the Board referred to in clause 6.2.4 below;

6.2.1.10 releases duly executed as deeds in the approved terms, releasing the Company and the Subsidiaries from any liability whatsoever (whether actual or contingent) which may be owing to the Vendors and Paul Bustin (other than in their capacity as Directors, employees or consultants) by the Company or the Subsidiaries at Completion;

6.2.1.11 a duly executed Registration Rights Agreement in the approved terms;

6.2.1.12       a duly executed Escrow Agreement in the approved terms;

6.2.1.13 the unaudited monthly management balance sheet of the Company and the Subsidiaries and the unaudited monthly management profit and loss account of the Company and each of the Subsidiaries for the month ending May 31, 2001 ("May Management Accounts");

6.2.1.14 written confirmation from the Vendors' Solicitors of receipt of the cash referred to in clause 6.3.1; and

6.2.1.15 Service Agreements in the approved terms signed by Jasper Smith, Mark Rock and a Consultancy Agreements in the approved terms signed by Mr Bustin and Wayne Thornhill.

6.2.2 pay and shall procure that their respective Associates shall pay all monies (if any) then owing by them to each member of the Group, whether due for payment or not;

6.2.3 cause the Directors to hold a meeting of the Board of the Company and cause the directors of the Subsidiaries to hold a meeting of the Board of the Subsidiaries at which the Directors and the directors of the Subsidiaries shall pass resolutions in the approved terms (inter alia) to:-

6.2.3.1 approve the registration of the Purchaser or its nominees as members of the Company subject only to the production of duly stamped and completed transfers in respect of the Company Shares;

6.2.3.2 accept the resignation of all the Directors and the Company Secretary in the approved terms;

6.2.3.3 appoint James Ackerman, Scott Ray and James Brown and/or such other persons as the Purchaser may nominate as directors and as secretary of the Company and the Subsidiaries;

6.2.3.4 revoke all authorities to the bankers of the Company relating to bank accounts and to give authority to such persons as the Purchaser may nominate to operate the same;

6.2.3.5 appoint PricewaterhouseCoopers as auditors of the Company and the Subsidiaries; and

6.2.3.6 if requested by the Purchaser, approve amendments to the Static 2001 employee bonus scheme in the approved terms.

6.3    At Completion, the Purchaser shall:

6.3.1 pay the Cash Component, the Employees' Bonuses and the sums contemplated by Schedule 1C as being paid to the Optionholders in Pounds Sterling by

          CHAPS automated transfer to the Vendors' Solicitors (whose receipt shall be an absolute discharge therefor and the Purchaser shall not be concerned to see to the distribution of the moneys represented thereby), such payment to be made simultaneously with the payment by the Purchaser of the consideration or other amounts due and payable under the Non-Principal Share Purchase Agreement;

6.3.2 deliver, if available, the certificates representing the Shares Component (net of the shares to be deposited in the Escrow Fund as required in clause 9.1 below) to the Vendors' Solicitors (the "OpenTV Certificates") (whose receipt shall be an absolute discharge therefor and the Purchaser shall not be concerned to see to the distribution of the OpenTV Certificates represented thereby), failing which such certificates shall be delivered as soon as reasonably practicable after Completion and the provisions of clause 6.4 below shall apply;

6.3.3 deliver to the Vendors' Solicitors certified copies of any powers of attorney under which any of the documents referred to in this clause
          6.3 is executed or other evidence satisfactory to the Vendors' Solicitors of the authority of the person signing on the Purchaser's behalf;

6.3.4     sign and deliver the Registration Rights Agreement and the Escrow
          Agreement;

6.3.5 deliver to the Vendors' Solicitors a copy of the Purchaser's instructions to its Transfer Agent requesting the issue of the New OpenTV Shares;

6.3.6 deliver to the Vendors' Solicitors the items set out in clauses 3.4.1 and 3.4.2; and

6.3.7 deliver to the Escrow Agent (as defined in Clause 9.1) the Escrow Shares and/or cash in accordance with the provisions of clause 9.1.

6.4 In the event that, prior to the delivery of the OpenTV Certificates to the Vendors' Solicitors, the Purchaser discovers a breach by any of the Vendors of any of the Warranties or any provision of this Agreement, the Purchaser undertakes and agrees not to withhold or delay delivery of any of the OpenTV Certificates to the Vendors' Solicitors or to apply any form of set-off against the Vendors in respect of the OpenTV Certificates.

6.5 Following Completion, the Purchaser shall make on a timely basis all applicable or required filings for the New OpenTV Shares with the NASDAQ National Market and the Amsterdam Stock Exchange.

6.6 Without prejudice to any other remedies available to the Purchaser, if in any respect the provisions of clause 6.2 are not complied with by any of the Vendors on the Completion Date the Purchaser may:

6.6.1 defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this clause 6.6 shall apply to Completion as so deferred); or

6.6.2 proceed to Completion so far as practicable (without prejudice to its rights under this Agreement); or

6.6.3 give notice to each defaulting Vendor specifying its failure to comply and if such failure is not remedied within seven (7) business days it shall be entitled to rescind this Agreement, subject to clause 19.1.1 provided that if each such defaulting Vendor remedies the relevant breach within seven (7) business days of such request, the provisions of clauses 6.6.1 and 6.6.2 shall then apply.

6.7 Without prejudice to any other remedies available to the Vendors, if in any material respect the provisions of clause 6.3 are not complied with by the Purchaser on the Completion Date the Vendors may:

6.7.1 defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this clause 6.7 shall apply to Completion as so deferred); or

6.7.2 proceed to Completion so far as practicable (without prejudice to its rights under this Agreement); or

6.7.3 give notice to the Purchaser specifying its failure to comply and if such failure is not remedied within seven (7) business days the Vendors (or any one of them and the exercise of this right by one Vendor shall operate as the exercise of this right by all Vendors) shall be entitled to rescind this Agreement, subject to clause 19.1.2, provided that if the Purchaser remedies the relevant breach within seven (7) business days of such request, the provisions of clauses
          6.7.1 and 6.7.2 shall apply.

6.8 Following Completion the Purchaser shall use its reasonable endeavours to offer to employees of the Company options in the Purchaser in the aggregate amount set out in the Excel spreadsheet referred to in clause 3.2.

7.   United States Securities Law Compliance
     ---------------------------------------

7.1 The New OpenTV Shares to be issued pursuant to this Agreement shall not be registered under the Securities Act, in reliance upon the exemption contained in Section 4(2) of the Securities Act and/or Regulation S promulgated thereunder and in reliance upon the representations and warranties of the Vendors contained in paragraph 15.5 of Schedule 5.

7.2 The certificates representing the New OpenTV Shares issued pursuant to this Agreement shall bear the following restrictive legend (and stop transfer orders shall be placed against the transfer thereof with the Purchaser's transfer agent):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS AS SET FORTH IN THE PRINCIPAL SHARE PURCHASE AGREEMENT DATED AS OF JUNE 13, 2001 ENTERED INTO BY THE COMPANY AND THE OTHER PARTIES NAMED THEREIN. A COPY OF SUCH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY",

     and if necessary, a restrictive legend as required by the securities laws of any state or any other jurisdiction.

     Provided that there have been no breaches of the transfer restrictions contained in clause 8, following their expiry the Vendors may deliver any relevant legended OpenTV Certificates to the Purchaser who shall effect their replacement by certificates without the capitalised legend wording set out above as soon as reasonably practicable.

7.3 Each Vendor due to receive New OpenTV Shares in accordance with the provisions of this Agreement hereby severally undertakes to the Purchaser and agrees not to, for a period of 40 days after the Completion Date instruct the Vendors' Solicitors to release to any person any of the OpenTV Certificates.

8.   Lock up for New OpenTV Shares
     -----------------------------

8.1 Each Founder hereby undertakes as follows, subject to the provisions of clauses 7 and 9 and Schedule 8:

8.1.1 that he will not sell, transfer, pledge, charge or otherwise dispose of any of the New OpenTV Shares or any beneficial or other interest therein issued to him pursuant to this Agreement for the period of one year after the Completion Date;

8.1.2 that, following the expiry of the one year period referred to in clause 8.1.1:

8.1.2.1 he may sell, transfer, pledge, charge or otherwise dispose of up to 50% of the New OpenTV Shares or any beneficial or other interest therein issued to him pursuant to this Agreement;

8.1.2.2 the remaining 50% of the New OpenTV Shares or any beneficial or other interest therein issued to him pursuant to this Agreement may not be sold, transferred, pledged, charged or otherwise disposed of PROVIDED THAT the obligations contained in this clause 8.1.2.2 shall be released throughout the year following the one year anniversary of the Completion Date over such 50% of the New OpenTV Shares on a pro rata equal monthly basis.

8.2 M&TG hereby undertakes as follows, subject to the provisions of clauses 7 and 9:

8.2.1 that it will not sell, transfer, pledge, charge or otherwise dispose of any of the New OpenTV Shares or any beneficial or other interest therein issued to it pursuant to this Agreement for the period of six months after the Completion Date; and

8.2.2 that from the date after the six month period referred to in clause 8.2.1, M&TG may sell up to 50% of the New OpenTV Shares issued to it pursuant to this Agreement PROVIDED THAT it will not sell, transfer, pledge, charge or otherwise dispose of any beneficial or other interest in the remaining 50% of the New OpenTV Shares issued to it pursuant to this Agreement for a period of twelve (12) months after the Completion Date.

8.3 The restrictions contained in clauses 8.1 and 8.2 (other than the restrictions required by clauses 7 and 9) shall not apply to a transfer by way of gift:

8.3.1 to a member of the family of the Vendor (meaning the wife, husband, parents, widow, widower, cohabitee, adult child or grandchild (including a child or grandchild by adoption) of the Vendor concerned);

8.3.2 to any person or persons acting in the capacity of trustee or trustees of a trust created by the Vendor or, upon any change of trustees of a trust so created, to the new trustee or trustees, provided that the trust is established for charitable purposes or there are no persons beneficially interested under the trust other than the Vendor and members of the family of the Vendor; or

8.3.3 by the trustee or trustees of a trust to which clause 8.3.3 applies to any person beneficially interested under the trust;

       provided that, prior to the making of any such transfer pursuant to clause 8.3, the relevant Vendor or trustee or trustees has satisfied the Purchaser that the transferee falls within one of the categories listed in this clause 8.3 and the transferee has agreed in terms reasonably acceptable to the Purchaser to be bound by the provisions of clauses 8.1 and 8.2 as if it were the relevant Vendor.

8.4 The restrictions contained in clauses 8.1 and 8.2 (other than the restrictions required by clauses 7 and 9) shall not apply to a transfer pursuant to an acceptance of a general offer (or giving an irrevocably undertaking to accept an offer) for the share capital of the Purchaser or by operation of law as part of a merger or reorganisation of the Purchaser which has either been recommended by the Purchaser's directors or has become unconditional as to acceptances and which causes a change in control of the voting power of the Purchaser.

8.5 The restrictions contained in clause 8.1 (other than the restrictions required by clauses 7 and 9) shall not apply to a transfer to the personal representatives of any Vendor who shall die during the period of the operation of the restrictions contained in clause 8.1. Such personal representatives may sell such shares during such period in accordance with the reasonable requirements of the Purchaser so as to ensure an orderly market for the issued share capital of the Purchaser.

9.   Escrow
     ------

9.1 On the Completion Date, the Purchaser shall transfer that number of New OpenTV Shares (valued at (Pounds)10.43 per share) which is equal to 15% of the Consideration payable on Completion on account of the Vendors in an amount equal to their proportionate Consideration to be registered in the name of, and be deposited with an escrow agent (the "Escrow Agent"), whose receipt shall be an absolute discharge therefor, such deposit to constitute the escrow fund (the "Escrow Fund") and to be governed by this Agreement and the Escrow Agreement.

9.2 Such Escrow Shares together with any cash paid pursuant to clause 9.1 shall constitute the "Escrow Fund". In the event that the Purchaser is entitled to recover any amount under this agreement for an Agreed Claim, pursuant to clause 10.7 or pursuant to clause 19.2, the Escrow Fund shall be used to satisfy the liabilities of the Vendors.

9.3 The Escrow Fund shall continue to be held by the Escrow Agent until its termination which shall happen upon the latest to occur of the following:

9.3.1     one year after the Completion Date;

9.3.2 the date of the exhaustion of the Escrow Fund as a consequence of transfers to the Purchaser as a result of Agreed Claims; and

9.3.3 where the Purchaser has made a Notified Claim during the period one year after the Completion Date, the date when there is a final determination of whether such claim becomes an Agreed Claim and such claims (to the extent that they, in fact, become Agreed Claims) have been fully satisfied out of the Escrow Fund.

9.4 The Purchaser shall not unreasonably withhold its consent to the release of some of the Escrow Shares and cash in Pounds Sterling, if any, after the expiry of the date one year after the Completion Date if, in the Purchaser's reasonable opinion, the remaining Escrow Shares or cash held after such release are reasonably adequate to cover potential liabilities in relation to claims formerly notified. Any such Escrow Shares or cash released shall be dealt with pursuant to clause 9.5 as if they had been released upon a termination of the Escrow Fund.

9.5 Upon the Escrow Fund terminating, the Escrow Agent shall deliver to the Vendors all Escrow Shares and other property remaining in the Escrow Fund. Deliveries of Escrow Shares to Vendors pursuant to this clause 9.5 and the Escrow Agreement shall be made in proportion to their respective original contributions to the Escrow Fund.

9.6 All Notified Claims shall be resolved by mutual agreement amongst the parties within 90 days of notification, if possible, failing which by arbitration in accordance with the rules of the London Court of International Arbitration, with the seat of arbitration in London, England.

10.       Completion Accounts
          -------------------

10.1 The Vendors shall procure that within 30 days of Completion draft consolidated accounts for the Group as at 30 June 2001 shall be prepared in accordance with the provisions of Schedule 9.

10.2 Following the preparation of such draft accounts, the Company shall submit them to the Purchaser's Accountants who shall conduct an audit applying the same basis and principles referred to in Schedule 9. The Vendors shall make the working papers available to the Purchaser's Accountants if required by them in carrying out their review.

10.3 If the Purchaser's Accountants agree to the form and content of the draft accounts within 60 days of the date on which the drafts were submitted (or within such other period as the Vendors and the Purchaser may agree), the accounts as so agreed shall be the Completion Accounts, but such agreement shall be without prejudice to the Purchaser's right to claim under the Warranties, the Tax Warranties or otherwise in respect of any matter.

10.4 If the Purchaser's Accountants are not able to agree the form and content of the accounts within 60 days of the date on which the drafts were first submitted (or within such other period as the Vendors and the Purchaser may agree), the matter may be referred by the Vendors or the Purchaser to an independent firm of chartered accountants selected by agreement between the Vendors and the Purchaser or, failing agreement, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either the Vendors or the Purchaser and:

10.4.1 such independent firm of chartered accountants shall be requested to settle any matter in dispute, applying the same basis and principles as are referred to in clause 10.1 and Schedule 9 and (unless both the Vendors and the Purchaser shall otherwise direct in writing) determine the form and content of the Completion Accounts; and

10.4.2 the decision of such firm of chartered accountants as to the matter in dispute and their determination (if any) as to the form and content of the Completion Accounts shall be final and binding on the parties hereto and such chartered accountants shall be deemed to act as experts and not as arbitrators.

10.5 The costs incurred by the Vendors in respect of the preparation and determination of the Completion Accounts shall be borne by the Vendors other than the costs of the Purchaser's Accountants which shall be an adjustment to the Total Consideration (through the deduction of the Interim Bridge Loan in accordance with Schedule 1C). The costs of the independent chartered accountant, if any, shall be borne by the Vendors and the Purchaser equally.

10.6 Within 7 days of the determination of the Completion Accounts in accordance with clauses 10.3 or 10.4 if the amount of the net current assets (being current assets less current liabilities) shown in the Completion Accounts is less than the amount of the net current assets as shown in the Projected Completion Balance Sheet ("Target Net Current Assets"), the Vendors will pay in cash to the Purchaser, subject to clause 10.7, an amount equal to their aggregate several liability (as set out in clause 1.10) of such shortfall and interest thereon as specified in clause 10.8. If the Completion Accounts reflect a different treatment of employer's NIC liability and payments in connection with the surrender of Options than do the draft accounts provided by the Vendors pursuant to clause 10.1, such difference shall be ignored for the purposes of determining the net current assets shown in the Completion Accounts for purposes of this clause 10.6.

10.7      In the event that the shortfall and interest referred to in clause
          10.6 is an amount less than or equal to 10% of the Target Net Current Assets, the Vendors shall in accordance with the Escrow Agreement, on demand by the Purchaser, authorise the Escrow Agent to transfer to the Purchaser that number of Escrow Shares (ignoring fractional entitlements) valued at the last sale price listed on the NASDAQ National Market on the date prior to such transfer as is equal to their aggregate several liability (as set out in clause 1.10) of such shortfall and interest, but if the Escrow Fund is not sufficient to cover such shortfall and interest, or, to the extent that the shortfall and interest referred to in clause 10.6 is in excess of 10% of the Target Net Current

          Assets, the Vendors shall be liable to pay their aggregate several liability (as set out in clause 1.10) of such shortfall and interest in cash.

10.8      The interest payable on the amount of any shortfall pursuant to clause
          10.6 shall accrue from day to day and be compounded at monthly intervals at the rate of the base rate from time to time of National Westminster Bank Plc, from and including the Completion Date to the date of payment.

11.       Restriction of Vendors and Mr. Bustin
          -------------------------------------

11.1 Each of the Vendors and Mr. Bustin undertakes with the Purchaser (for itself and as trustee for the Company and each of the Subsidiaries) that, except with the consent in writing of the Purchaser and subject to the provisions of clause 11.4:

11.1.1 for the period of two years after Completion he will not within any country in which any member of the Group has carried on Business during the year preceding Completion either on his own account or in conjunction with or on behalf of any person, firm or company carry on or be engaged, concerned or interested, directly or indirectly, whether as shareholder, director, employee, partner, agent or otherwise in carrying on or controlling any business which competes with the Business (other than as a holder of not more than 3 per cent of the issued shares or debentures of any company carrying on such a business listed on a stock exchange);

11.1.2 for the period of two years after Completion he will not either on his own account or in conjunction with or on behalf of any other person, firm or company solicit or entice away from any member of the Group the custom of any person, firm, company or organisation who shall at any time within the year preceding Completion have been a customer, representative, agent, or correspondent of any member of the Group or in the habit of dealing any member of the Group or enter into any contract for sale and purchase or accept business from any such person, firm, company or organisation in a business area directly related to the Business in which any member of the Group competes;

11.1.3 for the period of two years after Completion he will not either on his own account or in conjunction with or on behalf of any other person, firm or company employ, engage, solicit, entice away or attempt to employ, engage, solicit or entice away from any member of the Group any person employed in a managerial, supervisory, technical or sales capacity by, or engaged as a consultant to, any member of the Group at Completion or at any time during the period of six months immediately preceding Completion (whether or not such person would commit a breach of contract by reason of leaving such employment or engagement);

11.1.4 he will not at any time hereafter make use of or disclose or divulge to any person (other than to officers or employees of the Company or any of the Subsidiaries whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to any member of the Group, the identity of its customers and suppliers, its products, finance, contractual arrangements, business or methods of business and shall use his best endeavours to prevent the publication or disclosure of any such information by any person, firm or company with which he is connected;

11.1.5 if, in connection with the business or affairs of any member of the Group, he shall have obtained Confidential Information belonging to any third party under an agreement purporting to bind any member of the Group which contained restrictions on disclosure he will not without the previous written consent of the Board of Directors of the Purchaser at any time infringe such restrictions;

11.1.6 he will not at any time hereafter in relation to any trade, business or company use a name or trade mark including the word "PlayJam" or any other business product name owned by any member of the Group or any word confusingly similar thereto in such a way as to be capable of or likely to be confused with the name or any trade mark of any member of the Group and shall use his reasonable endeavours to procure that no such name or trade mark shall be used by any person, firm or company with which he is connected.

11.2 Each Vendor and Mr. Bustin shall procure that all companies and businesses directly or indirectly owned or controlled by him shall be bound by and observe the provisions of this clause 11 as if they were parties covenanting with the Purchaser in the same terms.

11.3 While the restrictions contained in this clause 11 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

11.4 The restrictions contained in clauses 11.1 and 11.2 shall not preclude the Vendors and Mr. Bustin from owning OpenTV Shares.

12.       Warranties
          ----------

12.1.1 Each of the Vendors severally represents, warrants and undertakes to and with the Purchaser that each of the statements set out in
               Schedule 5 (other than Warranty 15.1) is now true and accurate.

12.1.2 MT&G represents, warrants and undertakes to and with the Purchaser that each of the statements set out in Warranty 15.1 is now true and correct.

12.2 The Warranties are given subject to matters fairly disclosed in the Disclosure Letter but no other information relating to the Company or the Subsidiaries of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under the

          Warranties or operate to reduce any amount recoverable, and liability of the Vendors in respect thereof shall not be confined to breaches discovered before Completion. No letter, document or other communication shall be deemed to constitute a disclosure for the purposes of this Agreement unless it is contained in the Disclosure Bundle.

12.3 The Vendors acknowledge that the Purchaser has entered into this Agreement in reliance upon the Warranties and has been induced by them to enter into this Agreement.

12.4 Any Agreed Claim shall first be satisfied from the Escrow Fund and the Vendors shall in accordance with the Escrow Agreement, on demand by the Purchaser, authorise the Escrow Agent to transfer to the Purchaser that amount of Escrow Shares (ignoring fractional entitlements) valued at the last sale price on the NASDAQ National Market on the date prior to such transfer or cash held by the Escrow Agent (at the election of the Purchaser) to satisfy such claim in accordance with clause 12.6, but if the Escrow Fund is not sufficient to cover the Agreed Claim, the Vendors shall be liable to pay the balance of such Agreed Claim in cash. In any event, any Agreed Claim shall be paid out as promptly as practicable but in no event more than 5 days following the Agreed Claim Date (as defined in clause 12.5.1.2).

12.5 The maximum liability of each Vendor in the event of an Agreed Claim is the following:

12.5.1.1 the sum total of the amounts for the Cash Component, Shares Component and (if payable or paid) the Earnout Component applicable to the relevant Vendor as set out Schedule 1A (or
               Schedule 8 in the case of the Earnout Component); or, if lower,

12.5.1.2 the amount of the realised proceeds actually received by the relevant Vendor in cash and from the sale of New OpenTV Shares issued to the Vendor pursuant to this Agreement ("Prior Realised Proceeds") prior to the date when the Notified Claim becomes an Agreed Claim ("Agreed Claim Date") and if the Vendor has not sold all such New OpenTV Shares on or before the Agreed Claim Date, the aggregate of the Prior Realised Proceeds and the amount of the value of the remaining New OpenTV Shares not sold by such Vendor at the last sale price on the NASDAQ National Market on the Agreed Claim Date, in either such case net of taxes paid or payable PROVIDED THAT should the Vendor be able, as a consequence of the liability to pay an Agreed Claim, to reclaim taxes paid or to reduce the amount of taxes payable, the Vendor's liability shall not be reduced to such extent and the Vendor shall take all relevant steps in good faith to reclaim such taxes or to reduce his or its liability to repay taxes.

12.6 In the event that the Warranties are breached, the amount of the Vendors' liability shall be calculated as:

12.6.1 the amount necessary to put the Purchaser, the Company and each of the Subsidiaries into the position which would have existed if the Warranties had not been broken or (as the case may be) had been true and not misleading or otherwise hold harmless and indemnify the Company, the Purchaser and each of the Subsidiaries for any losses, claims, damages or other costs and expenses arising out of or from such broken, untrue or misleading Warranty; and

12.6.2 all costs and expenses incurred by the Purchaser, the Company and each member of the Group as a result of such breach and any costs (including legal costs on a solicitor and own client basis), expenses or other liabilities which any of them may incur either before or after the commencement of any action in connection with
               (i) any legal proceedings in which the Purchaser claims that any of the Warranties has been broken or is untrue or misleading and in which judgment is given for the Purchaser or (ii) the enforcement of any settlement of, or judgment in respect of, such claim,

          PROVIDED THAT notwithstanding the foregoing, and subject to the following provisions of this clause 12.6, the Purchaser may not receive any portion of the Escrow Fund or any other payment for breach of the Warranties unless and until an aggregate amount in excess of (Pounds)500,000 on account of indemnification, damages, costs or losses is payable under this clause 12.6, in which case the Purchaser shall be entitled to claim for and to receive the full amount of such indemnification, damages, costs or losses or the like without deduction. In determining the amount of any such indemnification, damages, costs or losses or the like which is payable, the whole of such amount shall be payable, and not just the part in excess of (Pounds)500,000. The limitation of (Pounds)500,000 contained in this clause does not apply in the case of a breach of the Tax Warranties or Warranties 4.1, 4.2, 4.6, 15.1, 15.2 and 15.3.

12.7 Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.

12.8 Where any statement in the Warranties or any confirmation or certificate given by any of the Vendors hereunder or pursuant hereto is qualified by the expression "so far as the Vendors are aware" or "to the best of the Vendors' knowledge and belief" or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

12.9 Each of the Vendors hereby agrees with the Purchaser (for itself and as trustee for the Company and each of the Subsidiaries) to waive any rights which he may have in respect of any misrepresentation or inaccuracy in, or omission from, any information or advice supplied or given by the Company or its Subsidiaries or its or their officers, employees or advisers in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

12.10 Each of the Vendors hereby agrees to disclose promptly to the Purchaser in writing as soon as reasonably practicable upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this Agreement and before Completion which:-

12.10.1 constitutes a breach of or is inconsistent with any of the Warranties in any material respect; or

12.10.2        is, or is likely to become, a Material Adverse Event.

12.11 In the event of it becoming apparent on or before Completion that the Vendors are in material breach of any of the Warranties or any other term of this Agreement the Purchaser may (without any liability on its part) rescind this Agreement by notice in writing to the Vendors' Solicitors in which case the Purchaser's rights shall be limited as provided in clause 19.1.1.

12.12 The benefit of the Warranties (subject to the limitations contained in this Agreement) may be assigned in whole or in part and without restriction by the person for the time being entitled thereto provided that the Purchaser provides notice to the Vendors thereof (but no such notice is required if the Warranties are assigned to a direct or indirect subsidiary of the Purchaser). Any assignee is bound by the provisions of this clause 12.

12.12.1 The liabilities of the Vendors under the Warranties shall cease after the date one year after the Completion Date in relation to all Warranties (other than the Tax Warranties where the liabilities of the Vendors shall cease seven years after the Completion Date or Warranties 4.1, 4.2, 4.6 and 15.1, 15.2 and 15.3 where there shall be no time limit), except (whether in relation to the Tax Warranties or any other Warranties) in respect of matters which have been the subject of a written claim made before such date by the Purchaser or the Purchaser's Solicitors to any of the Vendors or the Vendors' Solicitors unless in each case the relevant claim or claims has arisen by reason of fraud, wilful concealment, dishonesty or deliberate non-disclosure on the part of any of the Vendors or Mr. Bustin or on the part of any officer or representative of or of any Vendor which is not a natural person prior to the date of this Agreement, in which event there shall be no limit on the amount recoverable by the Purchaser from the Vendors or Mr. Bustin in respect of such claim or claims or the time period within which such claims may be brought.

12.13 If any sum payable by the Vendors under this clause 12 shall be subject to Tax (whether by way of deduction or withholding or direct assessment of the person entitled thereto) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax the recipient shall have received a net amount equal to the payment otherwise required hereby to be made provided that this clause shall not apply (a) if the payee is not the original party to this Agreement and the deduction, withholding or payment required to be made arises solely by reason of the change in the identity of the payee or (b) to interest under clause 13.9 (default interest).

12.14 The Purchaser shall use reasonable endeavours to obtain, and if the Purchaser receives, a credit for or refund of any Tax payable by it by reason of any deduction or withholding for or on account of Tax then, to the extent that the Purchaser is satisfied (acting reasonably and in good faith) it can do so without prejudice to the retention or any credit, refund or similar benefit it receives, it shall reimburse to the Vendors such part of any additional amounts paid by the Vendors under clause
       12.15 as the Purchaser certifies to the Vendors will leave it (after such reimbursement) in no better and no worse position than it would have been if the Vendors had not been required to make such deduction or withholding.

12.15 The Vendors shall have no liability in respect of a claim under the Warranties (other than the Tax Warranties) for breach of Warranty to the extent that it occurs or is increased as a result of:

12.15.1 legislation not in force at the date of this Agreement including, without limitation, any legislation taking effect retrospectively after the Completion Date;

12.15.2 any change after the Completion Date in generally accepted accounting practices;

12.15.3 a voluntary act, omission, transaction or arrangement by a member of the Purchaser or its subsidiaries (other than the Group) or their respective employees, officers or agents at any time or by the Company or its employees, officers or agents after Completion, in each case where the act is outside the normal course of the Business; or

12.15.4   a breach of this Agreement by the Purchaser.

12.16 The Vendors shall have no liability in respect of a claim for breach of Warranty to the extent that:

12.16.1 the Purchaser or its subsidiaries actually recovers such liability from an insurer or other third party;

12.16.2 a provision relating to the circumstance to which the claim relates has been made in the Accounts or Management Accounts or details of the same are set out fairly in the Disclosure Letter;

12.16.3 the breach in respect of which the claim is made is remedied by the Vendors within 30 days of the date on which the Vendors are given written notice by the Purchaser of the circumstances to which the claim relates;

12.16.4 such breach is primarily attributable to the Vendors or the Company having done (or omitted to do) something before Completion with the Purchaser's prior written consent;

12.16.5 the matter is fairly disclosed in the Disclosure Letter or the supplemental Disclosure Letter in the agreed terms described in Clause 6.2.1.6; and

12.16.6 the circumstances of such breach have already been the subject of a payment pursuant to clause 10.6.

12.17 The Purchaser represents, warrants and undertakes to and with the Vendors that each of the statements set out in Schedule 6 is now true and accurate (the "Purchaser Warranties").

12.18 The liability of the Purchaser under the Purchaser Warranties to each Vendor who has a claim against the Purchaser for breach of a Purchaser Warranty shall be limited to the value of the Consideration due to that Vendor as calculated in accordance with clause 3 and Schedule 1C.

12.19 The Purchaser may at its sole option satisfy any Purchaser Warranty claim by cash in Pounds Sterling or with New OpenTV Shares valued at (Pounds)10.43 (or such other Pounds

       Sterling amount as the Purchaser's Accountants determine to be fair and reasonable in the event of any consolidation, sub-division, stock split or reclassification or reduction of the share capital of the Purchaser or any rights issue, taking place after the date of Completion) per share. Any payment or delivery of an OpenTV Share under this clause shall be made by the delivery of a certificate therefor in the name of the relevant Vendor and delivered to the Vendors' Solicitors, whose receipt shall be an absolute discharge therefor and the Purchaser shall not be concerned to see the distribution of the moneys represented thereby.

12.20 The Purchaser acknowledges that, in relation to any Notified Claim, it shall and shall procure that the Company shall comply with its duty at law to mitigate its losses.

13.    Covenant in Respect of Tax
       --------------------------

13.1   In this clause unless the context otherwise requires:

13.1.1 "event" includes (without limitation) any omission, event, action or transaction whether or not the Company or any of the Subsidiaries is a party thereto, the death of any person, a change in the residence of any person for any Tax purpose, a failure to make sufficient dividend payments to avoid an apportionment or deemed distribution of income and the entering into and completion of this Agreement and references to the result of events on or before the Completion Date shall include the combined result of two or more events one or more of which shall have taken place on or before the Completion Date but only where the event or events occurring after the Completion Date is or are:

13.1.1.1 the completion of the disposal by the Company of any capital asset which was contracted to be sold by the Company before Completion, outside the ordinary course of business of the Company;

13.1.1.2 the satisfaction of a condition to which the disposal by the Company of any capital asset pursuant to a contract entered into before the Completion Date was subject (in which case the disposal shall, for the purposes of this Agreement, be treated as having been made before the

               Completion Date and any liability to Tax arising from such disposal shall be treated as having arisen before Completion), outside the ordinary course of business of the Company;

13.1.1.3       the service of any notice pursuant to Section 703 of the Taxes
               Act;

13.1.1.4 the bringing into the United Kingdom of any document executed prior to the Completion Date outside the United Kingdom;

13.1.1.5 the making of any chargeable payment (as defined in Section 214 of the Taxes Act);

13.1.1.6 the death of any individual who, in the seven years preceding his death, was the donor of any asset owned by the Company at Completion;

13.1.1.7 pursuant to a legally binding obligation of the Company incurred prior to the Completion Date;

13.1.2 "relief" includes (without limitation) any relief, allowance, credit, set off, deduction or exemption for any Tax purpose;

13.1.3 reference to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation;

13.1.4 reference to any Tax liability shall include not only any liability to make actual payments of or in respect of Tax but shall also include:

13.1.4.1 the loss or reduction in the amount, or the setting off against income, profits or gains, or against any Tax liability for which no provision has been made in preparing the Accounts, of any relief which would (were it not for the said loss, reduction or setting off) have been available to the Company or any of the Subsidiaries and which has been taken into account in computing (and so eliminating or reducing) any provision for deferred Tax which appears (or which but for such relief would have appeared) in the Accounts;

13.1.4.2 the loss or reduction in the amount of, or the setting off against any Tax liability for which no provision has been made in preparing the Accounts, of a right to repayment of Tax which has been treated as an asset of the Company or any of the Subsidiaries in preparing the Accounts; and

13.1.4.3 the loss or reduction in the amount of, or the setting off against income, profits or gains earned, accrued or received on or before Completion, or against any Tax liability of any relief which is not available before Completion but which arises in respect of an event occurring after Completion in circumstances where, but for such loss, reduction or setting off, the Company or any of the Subsidiaries would have had a Tax liability in respect of which the Purchaser would have been able to make a claim under this clause 13;

          and in such a case the amount of Tax which could otherwise be saved or relieved, by the relief so lost, reduced or set off or the amount of repayment which would otherwise have been obtained shall be treated as the amount of a Tax liability which has arisen;

13.1.5 reference to a payment in respect of Tax includes (without limitation) a payment for the surrender of losses or other amounts by way of group relief (within the meaning of Section 402 of the Taxes Act) or for the surrender of advance corporation tax or for the transfer of any other relief, a repayment of any such payment and a payment by way of reimbursement, recharge, indemnity or damages.

13.2 Subject as hereinafter provided, the Vendors hereby covenant with and undertake to pay to the Purchaser (for itself and as trustee for its successors in title) a sum equal to the amount of:

13.2.1 any Tax liability of the Company or any of the Subsidiaries resulting from or by reference to any income, profits or gains earned accrued or received on or before the Completion Date or any event on or before the Completion Date whether or not such Tax is chargeable against or attributable to any other person; and

13.2.2 any Tax liability of any member of the Group that arises after Completion as a result of an act, omission or transaction by any of the Vendors or any person connected with them (other than any member of the Group) and which Tax liability falls upon the relevant member of the Group as a result of its having been in the same group for Tax purposes as that person at any time before Completion; and

13.2.3 all reasonable costs and expenses which are properly incurred by the Purchaser or any member of the Group in connection with any Tax liability for which the Vendors are liable under this clause 13 (or would have been liable but for any action taken by or on behalf of the Purchaser in relation to which the costs and expenses have been incurred) or any action taken in accordance with clauses 13.4, 13.11 or 13.19 (including, without prejudice to the generality of the foregoing, all legal and other professional fees and disbursements).

13.3 The covenants contained in clause 13.2 do not apply to any liability and the Vendors shall not be liable for a breach of a Tax Warranty:

13.3.1 to the extent that provision or reserve in respect thereof has been made in the Accounts or to the extent that payment or discharge of such liability has been taken into account therein;

13.3.2 in respect of which provision or reserve has been made in the Accounts, which is insufficient only by reason of any increase in rates of Tax made after the Completion Date with retrospective effect;

13.3.3 to the extent the Tax liability arises as a result of or by reference to any income profits or gains received by the Company or any of the Subsidiaries, or as a result of an event or events (whether combined with other events or not) actually occurring, after the Accounting Date but on or before the Completion Date in each case in the ordinary course of business of the Company or any of the Subsidiaries;

13.3.4 to the extent that the Tax liability arises as a result of a change in legislation or case law or published practice of a Tax authority announced after the Completion Date with retrospective effect;

13.3.5 to the extent that the Tax liability consists of penalties or interest on Tax resulting from a failure by the Company or a Subsidiary to pay Tax to a Tax authority promptly after the Vendors have satisfied such liability to the Purchaser as it has in respect of that Tax under this clause;

13.3.6 to the extent that the Tax liability would not have arisen or is increased by the Purchaser, the Company or any of the Subsidiaries failing to act in accordance with clauses 13.4, 13.5, 13.13 and 13.19 of this Agreement;

13.3.7 to the extent that the Tax liability would not have arisen but for a change:

13.3.7.1 announced after Completion in applicable generally accepted accounting practices or standards; or

13.3.7.2 a change after Completion which affects the way in which statutory accounts of the Company or the Subsidiaries are prepared, presented or compiled (except where such change is necessary to ensure compliance with generally accepted accounting principles as a result of non-compliance by the Company or the Subsidiaries prior to Completion);

13.3.8 to the extent that the liability would not have arisen but for any relief (other than a relief referred to in clause 13.1.4.1 or clause 13.1.4.3) or right to repayment of Tax (other than a right to repayment referred to in clause 13.1.4.2) available to the Company or a Subsidiary at Completion being utilised in respect of Tax resulting from any event occurring or entered into after the Completion Date or resulting from or calculated by reference to any income, profits or gains earned, accrued or received deemed to have been earned, received or accrued after the Completion Date;

13.3.9 which would not have arisen but for any voluntary act, transaction or arrangement of the Purchaser or its employees or agents or any person connected with the Purchaser at any time or of the Company or its employees or agents or any person connected with the Company (including the Subsidiaries assigns and successors in title) carried out, or occurring after the Completion Date (other than an act, transaction or arrangement (i) inside the ordinary course of business or (ii) pursuant to an obligation entered on or before Completion) and which the Purchaser knew or ought reasonably to have known would give rise to the liability in question; or

13.3.10 to the extent that the Tax liability is, or can be, reduced, mitigated or deferred by reliefs (other than a relief referred to in clause 13.1.4) available to the Company or the Subsidiaries at Completion except for any reliefs which are taken into account in the Accounts in computing (and so eliminating or reducing) any provision for deferred Tax;

13.3.11 to the extent that the Tax liability arises as a result of the surrender of the Options and has been a deduction used in calculating the Consideration pursuant to Schedule 1C.

13.4 If the Purchaser shall become aware of any assessment, notice, demand or other document issued or action taken by or on behalf of any person, authority or body from which it appears that the Company or any of the Subsidiaries has or may have a liability in respect of which a claim could be made under this clause, it shall within 14 days give written notice thereof to the Vendors and shall (if the Vendors shall indemnify and secure the Purchaser and the Company and the Subsidiaries as applicable to the Purchaser's reasonable satisfaction against any liabilities, costs, damages or expenses which may be incurred thereby) (a) take such action and procure that the Company and/or the relevant Subsidiary shall take such action as the Vendors may reasonably request to dispute, resist or compromise the liability; (b) ensure, at the request in writing of the Vendors, that all reasonable steps are taken to place the Vendors in a position to dispute any claim on behalf of the Company or a Subsidiary; and (c) render, or cause to be rendered, to the Vendors, at the Vendors expense, all reasonable assistance the Vendors may require in disputing the claim;

13.5   If the Vendors take conduct of a claim for Tax under clause 13.4:

13.5.1 subject to the prior written approval of the Purchaser (not to be unreasonably withheld or delayed), the Vendors are entitled, on behalf of the Company or any of the Subsidiaries, to instruct solicitors or other professional advisers, to act on behalf of the Company or any of the Subsidiaries;

13.5.2 the Vendors shall ensure that no material correspondence, pleading or other document in connection with the claim for Tax is sent, transmitted, issued, entered into or in any way published by the Vendors or its advisers without the prior written approval of the Purchaser (not to be unreasonably withheld or delayed), and only after incorporating all the Purchaser's reasonable comments;

13.5.3 the Vendors shall keep the Purchaser fully informed of all relevant matters, dates and places of relevant meetings with the Tax authority (which a representative of the Purchaser is entitled to attend) and shall promptly forward, or procure to be forwarded, to the Purchaser copies of relevant correspondence and other written communications and notes of relevant telephone conversations; and

13.5.4 the Vendors shall make no settlement or admission of liability, agreement or compromise of the subject matter of any claim for Tax, and shall not agree any matter in the conduct of any claim for Tax without the prior written approval of the Purchaser (not to be unreasonably withheld or delayed).

13.6 If any dispute arises between the Purchaser and the Vendors as to whether the claim for Tax should be settled in full, or contested in whole or in part, the dispute shall be referred to the determination of a senior tax counsel, of at least ten years' standing (or his equivalent in any foreign jurisdiction), appointed by agreement between the Purchaser and the Vendors, or (if they do not agree) on the application by either party to the president for the time being of the Law Society, whose determination shall be final. The counsel shall be asked to advise whether, in his opinion, contesting the claim for Tax has a reasonable chance of success. The claim will only be contested if counsel advises that it has a reasonable chance of success. The parties shall pay the costs of the dispute in such proportions as counsel determines is fair and reasonable.

13.7 The liability of the Vendors under this clause shall cease seven years after the Completion Date except in respect of matters which have been the subject of a written claim made within the said period by the Purchaser to any of the Vendors or the Vendors' Solicitors unless the claim in question has arisen by reason of fraudulent or negligent conduct on the part of any of the Vendors or, prior to the Completion Date, on the part of any member of the Group or on the part of any officer or representative of any member of the Group in which event there shall be no contractual limit on the time period within which such claim may be brought. The liability of the Vendors under this clause 13 shall not exceed the amount of the Consideration paid to the Vendors.

13.8 The due date for the making of payments under this clause 13 shall be the later of the date five business days after the date on which the Purchaser serves notice on the Vendors setting out details and the amount of the claim and requesting payment and:

13.8.1 where the payment relates to a liability of the Company or any of the Subsidiaries to make an actual payment of or in respect of Tax, the date which is five business days before the date on which such actual payment is due to be made to the relevant authority;

13.8.2 where the payment relates to a matter falling within clause 13.1.4.1, the date five business days before the date on which Tax which would otherwise have been saved comes due to the relevant authority;

13.8.3 where the payment relates to a matter falling within clause 13.1.4.3, the date five business days before the first date on which the Company or the Subsidiary is due to make a payment of Tax which it would not have had to make but for the loss, reduction or set off;

13.8.4 where the payment relates to a matter falling within clause 13.1.4.2 the date on which the repayment of Tax would otherwise have been due to be made; and

13.8.5 in the case of costs and expenses within clause 13.2.4 the date which is five business days before the date on which payment for such costs and expenses is due to be made by the Purchaser, Company or Subsidiary (as applicable).

13.9 If any payment due to be made by the Vendors under this clause is not made on the due date for payment thereof the same shall carry interest from such due date of payment until actual payment at the rate of 2 per cent above the base rate from time to time of Barclays Bank PLC, compounded on the last days of March, June, September and December in each year provided that where a payment falls due in respect of a Tax liability, the Purchaser shall not be entitled to interest under this clause in respect of any period to the extent that the payment due from the Vendors in respect of the Tax liability includes interest for late payment of Tax for the same period.

13.10 If any sum payable by the Vendors under this clause 13 shall be subject to Tax (whether by way of deduction or withholding or direct assessment of the person entitled thereto) such payment shall be increased by such an amount as shall ensure that after deduction, withholding or payment of such Tax the recipient shall have received a net amount equal to the payment otherwise required hereby to be made provided that this clause shall not apply (a) if the payee is not the original party to this agreement and the deduction, withholding or payment required to be made arises solely by reason of the change in the identity of the payee or (b) to interest under clause 13.9 (default interest).

13.11 The Purchaser shall use reasonable endeavours to obtain, and if the Purchaser receives, a credit for or refund of any Tax payable by it by reason of any deduction or withholding for or on account of Tax then, to the extent that the Purchaser is satisfied (acting reasonably and in good faith) it can do so without prejudice to the retention or any credit, refund or similar benefit it receives, it shall reimburse to the Vendors such part of any additional amounts paid by the Vendors under clause 13.10 as the Purchaser certifies to the Vendors will leave it (after such reimbursement) in no better and no worse position than it would have been if the Vendors had not been required to make such deduction or withholding.

13.12 If the Vendors have paid or are due to make payment to the Purchaser in respect of a claim under this clause and the Company or a Subsidiary has received a payment or obtained a credit or set-off from any person in respect of the payment or has a right of reimbursement against any person in respect of the Tax liability giving rise to the claim, the Purchaser shall notify the Vendors in writing of such payment, credit, set off or right of reimbursement.

13.13 In the case of a right to reimbursement under clause 13.12, the Purchaser shall, if requested by the Vendors, take reasonable steps to procure that the Company or the relevant Subsidiary enforces the right, provided that the Vendors indemnify and secure the Purchaser, the Company and the relevant Subsidiary (to the Purchaser's reasonable satisfaction) against all liabilities, damages, costs and expenses which may be incurred by any of them.

13.14 The "Relevant Amount" for the purposes of clause 13.17, arising under clause 13.12 or 13.13, is the amount of any payment, credit or set-off received or sum recovered by the Company under clause 13.12 or 13.13, less an amount equal to all reasonable costs and expenses, incurred by the Purchaser, the Company or Subsidiary in respect of or in consequence of the payment, credit, set-off or reimbursement.

13.15 This clause will apply if the Vendors have paid an amount to the Purchaser in respect of a claim under this clause and the Company's or Subsidiaries' auditors certify (at the request and expense of the Vendors) that the claim has given rise to a relief available to the Company or a Subsidiary which would not have arisen but for the payment by the Vendors ("Specified Saving").

13.16 The "Relevant Amount" for the purposes of clause 13.17, arising under clause 13.15, shall be the amount of the Specified Saving, less an amount equal to all reasonable costs and expenses incurred by the Purchaser, the Company or Subsidiary in respect of or in consequence of the Specified Saving.

13.17 The Purchaser shall credit the Vendors for any Relevant Amount as follows:

13.17.1   first against any outstanding claim under this clause;

13.17.2 then, to the extent only of any balance, by reimbursement to the Vendors of any sums paid by the Vendors in respect of a claim under this clause, within ten business days of receipt by the Company of the Relevant Amount; and

13.17.3 then, to the extent only of any balance, as a credit against any future claims under this clause 13.

13.18 If the Company's or a Subsidiary's auditors certify (at the request and expense of the Vendors) that a provision for Tax in the Accounts has proved to be an over provision, then the amount of the over provision shall be set off against any outstanding or future claims under this clause 13.

13.19 To the extent that the Purchaser or its Associates suffer no adverse financial consequences pursuant to the provisions of this clause, the Purchaser shall use all reasonable endeavours to procure that the Company and the Subsidiaries use all reliefs (other than a relief referred to in clause 13.1.4) available to them and makes all elections, so as to reduce or eliminate the liability of the Vendors under this clause.

14.   Covenant from the Purchaser
      ---------------------------

14.1 The Purchaser shall pay to the Vendors an amount equal to any liability to Tax of the Vendors arising pursuant to:

14.1.1 the provisions of section 189 or 191 TCGA by reason of the disposal by the Company or a Subsidiary of any asset or of any interest in or right over any asset or the Company or a Subsidiary ceasing to be resident in the United Kingdom for any Tax purpose at any time after Completion;

14.1.2 the provisions of section 767A or 767AA Taxes Act but only in circumstances where the Tax is directly or primarily attributable to the Company or a Subsidiary and the Tax arises (i) in respect of income, profits or gains earned accrued or received by the Company or a Subsidiary in respect of any period after Completion or in the ordinary course of business since the Accounts Date or (ii) as a result of the failure by the Purchaser, the Company or a Subsidiary to apply an amount paid by the Vendors to the Purchaser under this clause to discharge a Tax liability to which the Tax relates or (iii) as a result of the failure by the Purchaser, the Company or a Subsidiary to apply an amount provided for in respect of such liability in the Accounts; and

14.1.3 all reasonable costs and expenses properly incurred by the Vendors in connection with the liability to Tax

14.2 The Purchaser shall pay any amounts due to the Vendors under this Clause on the later of:

14.2.1 five business days before the last date on which the Tax could be paid by the Vendors to the relevant authority in order to prevent a liability to interest or a fine, charge, penalty or surcharge from arising in respect thereof; and

14.2.2 five business days after the date on which the Vendors serve notice on the Purchaser setting out details and the amount of the claim and requesting payment.

14.3 The Vendors shall give all such assistance and provide such information (at the cost of the Purchaser) as the Purchaser shall reasonably request from time to time for the purpose of enabling the Purchaser or any member of the Group to make returns and provide information as required to any Tax authority and to negotiate any liability to Tax.

15.  Restriction on Announcements
     ----------------------------

Each of the Vendors and Mr. Bustin undertakes that he will not (save as required by law or by any securities exchange or any supervisory or regulatory body to whose rules any party to this Agreement is subject) make any announcement in connection with this Agreement unless in the approved terms or the Purchaser shall have given its consent to such announcement.

16.  Access
     ------

As from the date of this Agreement, the Vendors shall give and shall procure that the Purchaser and/or any persons authorised by it will be given such access to the premises and all books, title deeds, records and accounts of the Company and the Subsidiaries as the Purchaser may reasonably request and be permitted to take copies of any such books, deeds, records and accounts and that the Directors and employees of the Company and the Subsidiaries shall be instructed to give promptly all such information and explanations to any such persons as aforesaid as may be requested by it or them.

17.  Confidentiality of Information
     ------------------------------

17.1 The parties undertake with each other that they shall treat as strictly confidential all information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or, in the case of the Vendors or Mr. Bustin only, the business or affairs of the Purchaser or any member of the Purchaser's Group (post Completion) or the business and affairs of the Company (this obligation shall not apply to the Purchaser post-Completion), and subject to the provisions of clause 17.2 that they will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use their best endeavours to prevent the publication or disclosure of any such information.

17.2 The restrictions contained in clause 17.1 shall not apply so as to prevent the parties from:

17.2.1 making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the relevant party is subject;

17.2.2 or making any disclosure to any professional adviser for the purposes of obtaining advice or clearances or consents from a tax or governmental authority (provided always that the provisions of this clause 17 shall apply to, and the parties shall procure that, they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him).

17.3 The restrictions contained in this clause 17 shall not apply in respect of any information which was in the public domain before it was furnished to the party or comes into the public domain otherwise than by a breach of this clause 17 by any party.

18.  Guarantee and Indemnity by Mr Bustin
     ------------------------------------

18.1 In consideration of the Purchaser entering into this Agreement Mr Bustin hereby unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance and observance by M&TG of all its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to, and subject to the limitations contained in, this Agreement and agrees to indemnify the Purchaser against all losses, damages, costs and expenses (including legal costs and expenses) which the Purchaser may suffer through or arising from any breach by M&TG of such obligations, commitments, warranties, undertakings, indemnities or covenants. The liability of Mr Bustin as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

18.2 If and whenever M&TG defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by it under or pursuant to this Agreement, Mr Bustin shall, subject to any limitation applicable to

     M&TG pursuant to this Agreement, forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Purchaser, the Company or the Subsidiaries as it would have received if such obligation or liability had been duly performed and satisfied by M&TG. Mr Bustin hereby waives any rights which it may have to require the Purchaser to proceed first against or claim payment from M&TG to the intent that as between the Purchaser and Mr Bustin the latter shall be liable as principal debtor as if it had entered into all undertakings, agreements and other obligations jointly and severally with the other Vendors.

18.3 This guarantee and indemnity is to be a continuing security to the Purchaser for all obligations, commitments, warranties, undertakings, indemnities and covenants on the part of M&TG under or pursuant to this Agreement notwithstanding any settlement of account or other matter or thing whatsoever.

18.4 This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which the Purchaser may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings, covenants, indemnities and warranties of M&TG under or in connection with this Agreement.

18.5 In the event of Mr Bustin having taken or taking any security from M&TG in connection with this guarantee and indemnity, Mr Bustin hereby undertakes to hold the same in trust for the Purchaser pending discharge in full of all Mr Bustin's obligations under this Agreement. Mr Bustin shall not, after any claim has been made pursuant to this clause 18, claim from M&TG any sums which may be owing to him from M&TG or have the benefit of any set-off or counter-claim or proof against or dividend, composition or payment by M&TG until all sums owing to the Purchaser in respect hereof shall have been paid in full.

18.6 As a separate and independent stipulation, Mr Bustin agrees that any obligation expressed to be undertaken by M&TG under this Agreement (including, without limitation, any moneys expressed to be payable under this Agreement) which may not be enforceable against or recoverable from M&TG by reason of any legal limitation, disability or incapacity of any of them or any other fact or circumstance shall nevertheless be enforceable against or recoverable from Mr Bustin as though the same had been incurred by Mr Bustin and Mr Bustin were sole or principal obligor in respect thereof and shall be performed or paid by Mr Bustin on demand.

19.  Costs
     -----

19.1 Each party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made provided that:

19.1.1 if the Purchaser shall lawfully exercise its right not to proceed with the purchase of the Sale Shares pursuant to this Agreement, the Vendor or Vendors whose breach has entitled the Purchaser to rescind this Agreement shall, in proportion to their respective entitlements to the Consideration, indemnify the Purchaser against all reasonable fees, expenses and disbursements incurred by the Purchaser in the preparation and negotiation of this Agreement and the Vendors shall have no other liabilities to the Purchaser pursuant to this Agreement.

19.1.2 if the Vendors (or any one of them, and the exercise of the right by one Vendor shall operate as the exercise of the right by all Vendors) shall lawfully exercise their, his or its right not to proceed with the sale of the Sale Shares pursuant to this Agreement, the Purchaser shall indemnify the Vendors against all reasonable fees, expenses and disbursements incurred by the Vendors in the preparation and negotiation of this Agreement and the Purchaser shall have no other liabilities to the Vendors pursuant to this Agreement.

19.2 The Vendors and Mr Bustin confirm that no expense of whatever nature relating to the sale of the Sale Shares has been or is to be borne by any member of the Group and agree that if any member of the Group in fact has paid or pays such amount the Purchaser may in addition to obtaining such amount from the Vendors or Mr. Bustin, obtain any such amount from the Escrow Fund to cover any such payments in accordance with clause 9.2.

20.  General
     -------

20.1 Save as expressly provided in clause 20.2 a person who is not a party to this Agreement shall not have or acquire any right to enforce any term of this Agreement (including but not limited to any right to enforce or have the benefit of any exclusion or limitation of liability contained in this Agreement). This clause shall override any other clause in this Agreement, which is or may be inconsistent with it.

20.2 This Agreement shall be binding upon and enure for the benefit of the estates, personal representatives or successors of the parties. No party shall be entitled to assign the benefit of this Agreement save that the Purchaser shall be entitled to assign the benefit of this Agreement in whole or in part and without restriction.

20.3 This Agreement (together with any documents referred to herein or executed contemporaneously by the parties in connection herewith) constitutes the whole agreement between the parties hereto and supersedes any previous agreements or arrangements between them (whether written or oral) relating to the subject matter hereof; it is expressly declared that no variations hereof shall be effective unless made in writing signed by duly authorised representatives of the parties.

20.4 Each party waives its rights against the other in respect of warranties and representations (whether written or oral) relating to the sale of the Sale Shares not expressly set out or referred to in this Agreement, the Registration Rights Agreement or the Escrow Agreement.

20.5 Unless and to the extent only expressly provided otherwise:

20.5.1 the Vendors give no promise, warranty, undertaking or representation to the Purchaser;

20.5.2 to the extent allowable, all other warranties on the part of the parties express or implied by law or otherwise are expressly excluded.

20.6 Nothing in clauses 20.4 and 20.5 limit or exclude liability for fraud or wilful misconduct, concealment or recklessness.

20.7 The Purchaser, Mr Bustin and the Vendors acknowledge that they have had the benefit of legal advice on the effects of clauses 20.4, 20.5 and 20.6 and confirm that they consider such clauses to be reasonable in all the circumstances of this Agreement.

20.8 All of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).

20.9 If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

20.10 If any liability of one or more but not all of the Vendors or Mr Bustin shall be or become illegal, invalid or unenforceable in any respect, such circumstance shall not affect or impair the liabilities of the other Vendors under this Agreement.

20.11 Any right of rescission conferred upon a party hereby shall, subject to clause 19.1 and to the remainder of this clause 20.11, be in addition to and without prejudice to all other rights and remedies available to it (and, without prejudice to the generality of the foregoing, shall not extinguish any right to damages to which the Purchaser may be entitled in respect of the breach of this Agreement) and no exercise or failure to exercise such a right of rescission shall constitute a waiver by such party of any such other right or remedy. No party shall have any right to rescind this Agreement after Completion.

20.12 The Purchaser may release or compromise the liability of any of the Vendor Mr Bustin hereunder or grant to any Vendor or Mr Bustin time or other indulgence without affecting the liability of any other Vendor or Mr Bustin (as the case may be) hereunder.

20.13 No failure of the Purchaser to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

20.14 Upon and after Completion the parties shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give effect to the terms of this Agreement and to place control of the Company and the Subsidiaries in the hands of the Purchaser and pending the doing of such acts, deeds, documents and things the Vendors and Mr Bustin shall as from Completion hold the legal estate in the Sale Shares in trust for the Purchaser.

20.15 This Agreement may be executed in one or more counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

21.   Notices
      -------

21.1 Save as otherwise provided in this Agreement any notice, demand or other communication to be served under this Agreement shall be in writing in the English language and shall be served upon any party hereto only by posting by first class post (if to an address in the same country) or air mail (if to an address in a different country) or delivering the same by hand or by courier, to its address given or referred to in this clause or sending the same by facsimile transmission to the number given in this clause for the addressee or at such other address or number as it may from time to time notify in writing to the other parties hereto.

21.2 A notice, demand or other communication served by first class post shall be deemed duly served on an address in the same country 48 hours (disregarding days which are not business days) after posting, a notice, demand or other communication served by air mail shall be deemed duly served on an addressee in a different country five business days after posting and a notice, demand or other communication sent by facsimile transmission shall be deemed to have been served at the time of transmission (save that if the transmission occurs after 6.00 p.m. the notice, demand or other communication shall be deemed to have been served at 8.30 a.m. on the next business day following transmission) and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was left at or delivered to the correct address of the party to be served as provided in this Agreement or, in the case of properly stamped or franked first class post or air mail, addressed to the address of the party to be served given in this clause and placed in the post and, in the case of facsimile transmission, that such facsimile was duly transmitted to the number of the party to be served given in this clause and an electronic acknowledgement was received.

21.3 All notices, demands or other communications given under this Agreement, shall be given to the following addresses:

                       If to the Vendors' Representative
                                              Berwin Leighton Paisner
                                              Adelaide House
                                              London Bridge
                                              London   EC4R 9HA

                       Fax Number:            020 7760 1111
                       Telephone Number:      020 7760 1000
                       For the attention of:  Antony Grossman

                       If to the Purchaser:   c/o Havelet Trust Company
                                              (BVI) Limited
                                              P.O. Box 3186
                                              Road Town, Tortola
                                              British Virgin Islands

                       For the attention of:  General Counsel
                       Copy to:
                                        (1)   James Brown
                                              OpenTV, Inc.

                                              401 East Middlefield Road
                                              Mountain View,
                                              California, USA 94043
                       Fax Number:            +1 650 230 1206
                       Telephone Number:      +1 650 424 5500

                                        (2)   Lawrence Kane
                                              Orrick, Herrington & Sutcliffe LLP
                                              Old Federal Reserve Bank Building
                                              400 Sansome Street
                                              San Francisco
                                              CA 94111-3143
                       Fax Number:            +1 415 773 5759
                       Telephone Number:      +1 415 392 1122

                       If to Mr Bustin:       c/o the Vendors' Representative
                                              (as above)

21.4 For the purposes of this clause "business day" means a day (other than a Saturday or a Sunday) on which banks are generally open for business in London.

22.  Governing Law and Submission to Jurisdiction
     --------------------------------------------

This Agreement shall be governed by and construed in accordance with English law. The parties submit to the non-exclusive jurisdiction of the English courts for the purpose of enforcing any claim arising hereunder. The Purchaser hereby appoints Baker & McKenzie of 100 New Bridge Street, London, EC4V 6JA to be its agent for service of process in England. M&TG hereby appoints Mr Bustin to be its agent for service of process in England. Should the agent for service appointed pursuant to this clause, or should a party who has not appointed an agent, leave England permanently, the appointor or party, as the case may be, shall forthwith appoint another agent for service of process resident in England, failing which its solicitors pursuant to this transaction shall become such agent for service. Any change of the appointment of agent for service of process in England to any other such agent resident in England may be made on notice to the other parties at any time.

                                  SCHEDULE 1A

                                  The Vendors

       (1)                   (2)                (3)                 (4)              (5)


Name and Address          Number of             Cash              Shares            Escrow
  of Vendor              Sale Shares         Component            Component
                                                                (including          Shares
                                                                   Escrow
                                                                   Shares)

Mr Jasper Smith          15,774,589              [TO BE COMPLETED PRIOR TO COMPLETION]
96 Oakley Street         ordinary shares
London SW3 5NR                                    *              *                *
England                  3,183 "A"
                         ordinary shares

Mr Mark Rock             15,774,589
20 Berwyn Road           ordinary shares
London SE24 9DB
England

Media &                  11,771, 242
Technology Group       ordinary shares
Limited
Tropic Isle
Building
PO Box 438
Road town
Tortola
British Virgin
Islands

                                  SCHEDULE 1B


                 Non-Principal Shareholders and Optionholders


       (1)                 (2)                   (3)                 (4)              (5)


     Name and             Number           Number of Options         Cash            Shares
Address of Vendor           of                                     Component        Component
                         Company
                         Shares

James Beveridge          324,750                  -                    [TO BE COMPLETED
Westwood                                                                   PRIOR TO
Hedgerow                                                                  COMPLETION]
Buckinghamshire                                                            *      *
SL9 OHD

Howard Waterfall         955,148        19,102 Options (approved)
Flat 3                                  granted at (Pounds)0.157
50 Dorchester Road                      per share
London                                  159,191 Options
W2 6ET                                  (approved) granted at
                                        (Pounds)1.04 per share

Christian Fernandez      955,148        191,029 Options
Flat 10                                 (approved) granted at
24 Rathbone Street                      (Pounds)0.157 per share
London W1P 1NA                          420,262 Options
                                        (unapproved) granted at
                                        (Pounds)0.157 per share
                                        1,273,528 Options
                                        (unapproved) granted at
                                        (Pounds)1.04 per share
Noah Harris              716,361        19,102 Options (approved)
Flat 1                                  granted at (Pounds)0.157
6 King Edwards                          per share
Road
London Fields
London E9 7SF
Nicholas Briggs          716,361        19,102 Options (approved)
Unit 3                                  granted at (Pounds)0.157
6-12 Triangle Road                      per share
London E8 3RP

Wayne Thornill                          477,600 Options
62A Clapham Common                      (unapproved) granted at
West Side                               (Pounds)0.157 per share
London SW4 9AV                          159,200 Options
                                        (unapproved) granted at
                                        (Pounds)0.157 per share

Andrew Fearon                  -        608,144 Options
"Brooms"                                (unapproved) granted at
Langley Lower Green                     (Pounds)0.157 per share
Saffron Waldon
Essex
CB11 4JB


Sky New Media          5,969,677                   -
Ventures Plc
Grant Way
Isleworth
Middlesex
TW7 5QD

HSBC Investment        2,654,058                   -
Bank Plc
Thames Exchange
10 Queen Street
London
EC4R 1BL

Greenwood              4,807,692                   -
Nominees Limited
(Account CNEAF)

    Name of Optionholders with        Number of Sale    Number of        Cash
      Approved Optionholders              Shares         Options       Component

Options granted at (Pounds)0.157
 per share

D   Park                                                     57,308

T  Swift                                                     57,308

D  Toll                                                      57,308

N   Scott                                                    57,308

A   McKechnie                                                57,308

S   McCarthy                                                 19,102

S   Hollowell                                               114,617

S   Lebreton                                                 19,102

A   Sandoz                                                   19,102

A   Wilcox                                                   57,308

D   McSweeney                                               318,381

N   Garrigan                                                 19,102

A   Parker                                                   19,102

A   Welch                                                   318,381

S   Law                                                      19,102

D   Capstick                                                 19,102

C   Rose                                                     19,102

N   Wheeler                                                  19,102

A   Fox                                                      19,102

C   Cardwell                                                 57,308

D   Still                                                    19,102

M   Charras                                                  19,102

C   Biscoe                                                   19,102

D   Synnott                                                  19,102

A   Park                                                     19,102

Jeff Zie                                                    120,985

David Bishop                                                 57,308

Phillippe Fau                                                57,308

Laurence Pasinisi                                             9,551

Lisa Howell                                                   9,551

Options granted at
 (Pounds)0.157per share
                                                             57,308
Eric Zie
                                                             19,102
Caroline Rominelli
                                                             57,308
Russell Haskins
                                                            114,617
Peter Lilley
                                                             31,828
Mark Fone

    Name of                  Number of Options
   Approved                  (Approved Options
Optionholders             granted at (Pounds)1.04 per
                                 per share)
Eric Zie                          57,308

Caroline Rominelli                19,102

Russell Haskins                   57,308

Peter Lilley                     114,617

Mark Fone                         31,828

                                  SCHEDULE 1C


                 Pro Forma example of the Total Consideration


                       Calculation of the Consideration


Introduction
------------

(a) The cross-references (annotated (#)) in this Schedule are to the figures on pages 76A and 76B of this Agreement. The references annotated * are the variables referred to in clause 3.4.1 of the Agreement which are to be reflected in the Adjusted Spreadsheet to be prepared pursuant to that clause immediately prior to Completion.

(b) For the purposes of this calculation each New OpenTV share has a value of US$15 and shall be converted into (Pounds)sterling at a rate of US$1.438:
     (Pounds)1.

Consideration
-------------

The Total Consideration shall be calculated as follows:

1. The (Pounds)Sterling amount equal to employer's NIC payable by the Company in relation to the surrender of all the Unapproved Options and 20% of the Approved Options under the Option Surrender Agreements (#1*) (and calculated in accordance with footnote 1) shall be deducted from the sum equal to the aggregate of (Pounds)12,000,000 and the value of 3,451,200 New OpenTV Shares in (Pounds)Sterling; the resulting sum being the "Gross Consideration" (#2).

2. The Gross Consideration will be divided in the ratio 3:1 between a "Gross Share Component" (#28) and a "Gross Cash Component" (#27) respectively or in such ratio as is applied through the Purchaser exercising their right under clause 3.3 of the Agreement (*).

3. The Gross Cash Component then has an amount equal to the sum of the following (Pounds) sterling amounts deducted from it:

     (i) the monies owing by the Group to the Purchaser under the Interim Bridge Loan (#3*) (such sum to be adjusted in accordance with footnote 2);

     (ii) the amount of the HSBC Loans at their maturity value, being (Pounds)3,650,000 (#4);

     (iii) the amount of the HSBC fee and expenses being (Pounds)1,047,983.34 (#5);

     the resulting sum then has added back to it (subject to clause 5.4) an amount equal to the sum of all cash at bank and in hand in the Group as recorded in the Company's books of account as at 10 pm on the date immediately proceeding Completion (#6*) together with a sum equal to the exercise price that would be payable under the Option Schemes by the holders of Approved Options over 20% of those options and by the holders of Unapproved Options over all their options (#7);

     the resulting figure being the "Net Cash Component" (#8).

4. The Gross Share Component then (i) has deducted from it the value of 94,550 New OpenTV Shares calculated at (Pounds)10.43 per share over which options will be granted to existing Static Optionholders (#9), and (ii) the sum equal to the excess of that figure over the value of 80% of the Approved Options added to it (#10) (calculated in accordance with footnote 5);

     the resulting figure being the "Net Share Component" (#11).

5. There shall then be calculated the amount payable to Approved Optionholders (#12) and Unapproved Optionholders (#14) calculated on the basis of footnotes 3 and 4.

6. An amount equal to (i) the liability of all the Optionholders to NIC* and under PAYE* at the lesser of (a) market value as determined by the closing price of OpenTV Shares on the NASDAQ National Market on the day prior to Completion converted into (Pounds) sterling on that day and (b) (Pounds)17.38 per OpenTV share as a result of the amounts payable to Approved Optionholders and Unapproved Optionholders in accordance with the proceeding paragraph (#13) together with (ii) an amount equal to the cash cancellation payment under the Option Surrender Agreements to the holders of Approved Options (calculated in accordance with paragraph 5) (#12) is then deducted from the Net Cash Component.

7. An amount equal to the exercise price that would be payable under the Option Schemes by the holders of Approved Options over 20% of those options and by the holders of Unapproved Options over all their options (#18) is deducted from the Net Cash Component.

8. An amount equal to the value of the cancellation payments payable in shares under the Option Surrender Agreements to the holders of Unapproved Options is then deducted from the Net Share Component (calculated in accordance with paragraph 5) (#14).

9. An amount equal to the cash cancellation payment under the Option Surrender Agreements to the holders of Approved Options is added back (#15) to the Net Cash Component and deducted from the Net Share Component, the resulting sums being respectively the total cash component (#17) and the total share component (#16).

10. The Vendors shall be entitled to the percentage of the total share component and the total cash component in the proportions set out against their names in the Excel spreadsheet, the aggregate of which is the "Vendors' Total Share and Cash Component" (#19). There shall then be deducted from the share component which otherwise would be payable to the Vendors a sum equal to 25% of the value of the Vendors' Total Share and Cash Component (which deduction constitutes "Z" for the purposes of the earn-out calculation in Schedule 8) (#20), the aggregate of the Vendors' net entitlement being the "Share Component" (#21) and the "Cash Component" (#22) payable in respect of the Sale Shares on Completion, as defined under this Agreement. The balance of the total share component (#23) and of the total cash component (#24) shall be payable to the vendors under the Non-Principal Share Purchase Agreement each of whom shall be entitled to the percentage of the total share component and the total cash component in the proportions set out against their names in the Excel spreadsheet. For the avoidance of doubt, the cash and New OpenTV Share amounts payable to the Optionholders under the Option Surrender Agreements are in the proportions set out in the Excel spreadsheet) (#25 and #26).

--------------------------------------------------------------------------------
Footnotes:
---------

1. The Company's liability for NIC will be calculated on the basis of the market value of OpenTV Shares as quoted on NASDAQ at close of trading on the day prior to Completion (converted into (Pounds)sterling at the exchange rate quoted by Barclays Bank plc on that day) and calculated at the rate of 11.9%.

2. The amount recorded in the Company's books of record due to the Purchaser under the Interim Bridge Loan will be the principal and accrued interest sums up to close of business on the day prior to Completion less any amount drawn down for the purposes of the Group's operational costs (not to exceed (Pounds)560,000) in respect of the period after the date on which the Vendors demonstrate their ability to satisfy clauses 4.1.5, 4.1.6, 4.1.8, 4.1.10, 4.1.12 and 6.2.1.15 of the Agreement such amount accruing proportionally during the period between the date of this Agreement and Completion.

3. The value of the cash cancellation payments to Approved Optionholders is calculated on the basis that 20% of the Approved Options have vested and are exercisable i.e. the value attached to the fully diluted share capital of the Company less the exercise price in respect of each Option less PAYE/NIC as paid on their behalf by the Company.

4. The value of the Open TV share cancellation payments to Unapproved Optionholders is calculated on the basis that 100% of the Unapproved Options have vested and would be exercisable i.e. the value attached to the fully diluted share capital of the Company less the exercise price in respect of each Option less PAYE/NIC as paid on their behalf by the Company on the basis of a (Pounds)17.38 per OpenTV Share price (or if less, the closing price of an OpenTV Share on the NASDAQ National Market on the day prior to Completion converted into (Pounds) sterling on that day).

5. The value of 80% of the Approved Options is calculated as if 80% of the Approved Options had vested and had been exercisable i.e. the value attached to the fully diluted share capital of the Company less the exercise price in respect of each option.

[Page 76 A, forming a portion of Schedule 1C, has been omitted pursuant to
Section 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.]

[Page 76 B, forming a portion of Schedule 1C, has been omitted pursuant to
Section 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.]

                                  SCHEDULE 2


                            Details of the Company

THE COMPANY
-----------

1.     Registered number: 03982630

2.     Address of registered office: Static 2358 Holdings Limited
                                     5 Old Street
                                     London
                                     EC1V 9HL

3.     Date and place of incorporation: 28/04/2000  England and Wales

4.     Authorised share capital:     (Pounds)15,000,000
                                     120,600,000 Ordinary Shares of 10p each
                                     6,000,000 A Ordinary Shares of 10p each;
                                     and
                                     2,340,000 B Shares at (Pounds)1 each.

5.     Issued share capital: 60,419,594 Ordinary Shares
                                  3,183 A Ordinary Shares

6.     First Series Zero Coupon
       Convertible Unsecured Loan
       Notes 2001:                      2,450,000 (issued on 26 May 2000) in the
                                        name of HSBC Investment Bank Plc

       Second Series Zero Coupon
       Convertible Unsecured Loan
       Notes 2002:                      1,200,000 (issued on 24 October 2000) in
                                        the name of HSBC Investment Bank Plc

7.     Directors: Paul Bustin
                  Jasper Smith
                  Wayne Thornhill

8.     Secretary: Andrew Fearon

9.     Accounting Reference Date: 31 December

10.    Auditors:  Ernst & Young.

                                  SCHEDULE 3


                               The Subsidiaries



Name of Subsidiary: Static 2358 Limited

Registered Number:  03364451

Date and place of Incorporation: 28/04/1997 - England and Wales

Address of Registered Office:    Static 2358 Limited
                                 The Ground Floor, 5 Old Street
                                 London
                                 EC1V 9HL

Directors: Paul Bustin
           Andrew Fearon
           Mark Rock
           Jasper Smith
           Wayne Thornhill

Secretary: Andrew Fearon

Auditors:  Ernst & Young

Accounting Reference Date: 30 June

Authorised Share Capital:  200,000 Ordinary Shares of 10p each
                            25,000 A Ordinary Shares of 10p each
Issued Share Capital:      174,670 Ordinary Shares of 10p each and 11 A Ordinary
Shares of 10p each

Registered Shareholders & identity of beneficial owners: The Company

Company number:                B430 085 191

Registered name:               STATIC 2358 FRANCE SARL

Registered address:            48 rue Montmartre, 75002, Paris

Date of incorporation:         28 March 2000

Former name(s) (if any):

Date of name changes (if any):

Authorised share capital:      7,652,694 Euros

Shareholders:                  (1) STATIC 2358 Limited
                               (2) Andrew Fearon
Directors and Co. Sec:         Jasper Smith
                               Wayne Thornhill
                               Andrew Fearon
                               Philippe Fau

Auditors:                      Ernst & Young

Company number:                   001432106

Registered name:                  STATIC 2358 (US) Inc

Former name(s) (if any):          Static 2358 (US) Ltd Inc

Date of name changes (if any):    25 August 2000

Date of incorporation:            10 July 2000

Registered Office:                615 South Dupont Highway, City of Dover,
                                  County of Kent, State of Delaware, 19901

Executive Office:                 30 West 21/st/ Street, 5/th/ Floor, New York,
                                  10020

Authorised share capital:         1,000 shares of common stock of the par value
                                  of US$0.01 each
                                  100 shares allocated

Shareholders:                     Static 2358 Limited

Directors and Co. Sec:            Jasper Smith (Chairman, president CEO)

                                  Wayne Thornhill (CFO and treasurer)

                                  Andrew Fearon (General Counsel and Secretary)

                                  Howard Waterfall (Chief Technology Officer)

Fiscal year:                      ends 31/st/ December

Auditors:                         Ernst & Young

                                  SCHEDULE 4


                                The Properties


Leasehold Properties
----------------------


Description             Part First Floor (Block B)
of property:            5-23 Old Street, London EC1

Date and Term           31 January 2000
of Lease:               Term of ten years commencing on and including 31 January
                        2000

Landlord:               Derwent Valley Property Developments Limited

Tenant:                 Static 2358 Limited

Surety:                 n/a

Annual Rental:          (Pounds)31,800

                        By way of further rent:

                        - Insurance Rent (a due and proper proportion of the costs incurred by the Landlord in respect of insurance)

                        - Service Charge Rent

                        - Additional Rent (interest on all other sums whatever payable by the Tenant to the Landlord under the provisions of this Lease)

                        - VAT Rent (all VAT payable in respect of any sum payable under this Lease)


Next Rent Review:       29 September 2004

Present Use:        Offices (within class B1 of the Schedule to the Town and
                    Country Planning (Use Classes) Order 1987

NOTE: This Lease is an underlease and is subservient to a superior lease dated
      15 November 1956 between ARS Nutting and others (1) and Morelands Buildings Limited (2) as varied by a Deed dated 21 September 1987 made between The Wardens and Commonality of the Ministry of Fishmongers of the City of London (1) Alpha Gamma Limited (2) and a Deed of Variation and Licence for Alterations dated 16 February 1998 made between the said Wardens (1) the Landlord (2) under which the Landlord holds the Estate.


Rent Deposit Deed
-----------------


Date:               31 January 2000


Initial Deposit:    (Pounds)7,950 plus (Pounds)1,391.25 VAT

Leasehold Properties
--------------------


Description         First Floor (part), Block C,
of property:        5-23 Old Street, London EC1


Date and Term       31 January 2000
of Lease:           Commencing on and including 12 May 1999 and expiring on
                    28 September 2009


Landlord:           Derwent Valley Property Developments Limited


Tenant:             Static 2358 Limited


Surety:             n/a


Annual Rental:      (Pounds)29,250


                    By way of additional rent:

                    - Insurance Rent (a due and proper proportion of the costs incurred by the Landlord in respect of insurance)

                    - Service Charge Rent

                    - Additional Rent (interest on all other sums whatever payable by the Tenant to the Landlord under the provisions of this Lease)

                    - VAT Rent (all VAT payable in respect of any sum payable under this Lease)

Next Rent Review:   29 September 2004

Present Use:        Offices (within class B1 of the Schedule to the Town and
                    Country Planning (Use Classes) Order 1987

NOTE: This Lease is an underlease and is subservient to a superior lease dated 15 November 1956 between ARS Nutting and others (1) and Morelands Buildings Limited (2) as varied by a Deed dated 21 September 1987 made between The Wardens and Commonality of the Ministry of Fishmongers of the City of London (1) Alpha Gamma Limited (2) and a Deed of Variation and Licence for Alterations dated 16 February 1998 made between the said Wardens (1) the Landlord (2) under which the Landlord holds the Estate.

Rent Deposit Deed
-----------------

Date:               31 January 2000


Initial Deposit:    (Pounds)7,312.50 plus (Pounds)1,279.69 VAT

Leasehold Properties
--------------------


Description             Part Ground Floor (Block B)
of property:            5-23 Old Street, London EC1

Date and Term           31 January 2000
of Lease:               Term of ten years commencing on and including 29
                        September 1999

Landlord:               Derwent Valley Property Developments Limited


Tenant:                 Static 2358 Limited


Surety:                 n/a


Annual Rental:          A yearly rent: -

                        - from and including the date of this Lease (31 January
                        2000) until the day before the Rent Commencement Date (26 February 2000) of one peppercorn (if demanded), and then

                        - from the Rent Commencement date until the Review Date (25/3/2003) of (Pounds)17,625; and then

                        - for the remainder of the Term the revised yearly rent ascertained in accordance with the provisions of the Fourth Schedule

                        By way of additional rent:

                        Insurance Rent (due and proper proportion of the costs incurred by the Landlord in respect of insurance)

                        Service Charge Rent

                        Additional Rent (interest on all other sums whatever payable by the Tenant to the Landlord under the provisions of this Lease)

                        VAT Rent (all VAT payable in respect of any sum payable under this Lease)

Next Rent Review:       25 March 2003 (thereafter 25 March 2007)


Present Use:            Offices (within class B1 of the Schedule to the Town and
                        Country Planning (Use Classes) Order 1987


NOTE: This Lease is an underlease and is subservient to a superior lease dated
      15 November 1956 between ARS Nutting and others (1) and Morelands Buildings Limited (2) as varied by a Deed dated 21 September 1987 made between The Wardens and Commonality of the Ministry of Fishmongers of the City of London (1) Alpha Gamma Limited (2) and a Deed of Variation and Licence for Alterations dated 16 February 1998 made between the said Wardens (1) the Landlord (2) under which the Landlord holds the Estate.


Rent Deposit Deed
-----------------


Date:                   31 January 2000


Initial Deposit:        (Pounds)4,406.25 plus (Pounds)771.09 VAT

Leasehold Properties
--------------------

Description                          First Floor (part) Block D
of property:                         5-23 Old Street, London EC1

Date and Term                        7 June 2000
of Lease:                            Commencing on and including 7 June 2000 and
                                     expiring on 28 September 2009

Landlord:                            Derwent Valley Property Developments
                                     Limited

Tenant:                              Static 2358 Limited

Surety:                              n/a

Annual Rental:                       (Pounds)47,700

                                     By way of further rent:

                                     - Insurance Rent (due and proper proportion of the costs incurred by the Landlord in respect of insurance)

                                     - Service Charge Rent

                                     - Additional Rent (interest on all other sums whatever payable by the Tenant to the Landlord under the provisions of this Lease)

                                     - VAT Rent (all VAT payable in respect of any sum payable under this Lease)

Next Rent Review:                    29 September 2004


Present Use:                         Offices (within class B1 of the Schedule
                                     to the Town and Country Planning (Use
                                     Classes) Order 1987

NOTE: This Lease is an underlease and is subservient to a superior lease dated
      15 November 1956 between ARS Nutting and others (1) and Morelands

      Buildings Limited (2) as varied by a Deed dated 21 September 1987 made between The Wardens and Commonality of the Ministry of Fishmongers of the City of London (1) Alpha Gamma Limited (2) and a Deed of Variation and Licence for Alterations dated 16 February 1998 made between the said Wardens (1) the Landlord (2) under which the Landlord holds the Estate.

Leasehold Properties
--------------------


Description         48 rue Montmartre - 75002 Paris, France
of property:


Date and Term       4 May 2000
of Lease:           Term from 22 May 2000 until 21 May 2009, for a duration of
                    3, 6 or 9 full and consecutive years, at the Tenant's choice


Landlord:           Le Fonciere Vendome


Tenant:             Static 2358 France


Surety:             n/a


Annual Rental:      243,600.00 Francs excluding charges and excluding taxes (VAT at present rate of 19.6%). There is an annual rate of index variation


Next Rent Review:   Rent is adjusted upward and downward at the end of each year pursuant to the National Construction Cost Index.


Present Use:        Offices

Leasehold Properties
--------------------


Description         Northwest Corner Office of 30 West 21/st/ Street,
of property:        New York, USA


Date and Term       25 April 2000

of Lease:           6 months beginning 1 May 2000, ending 31 October 2000. The lease remains in full force and effect but on a monthly basis


Overtenant:         Pratt Logic Incorporated


Undertenant:        Static 2358 Limited


Surety:             None


Half yearly Rental: $7,800


Use:                Non-specified

                                  SCHEDULE 5


                                  Warranties


In this Schedule unless the context otherwise indicates each of the Warranties shall be deemed to be repeated mutatis mutandis in relation to each of the Subsidiaries.


1.   The Accounts


1.1 The Accounts have been prepared in accordance with the requirements of all relevant statutes and Statements of Standard Accounting Practice (SSAPs) and Financial Reporting Standards (FRSs) and with good and generally accepted UK accountancy principles and practice consistently applied, show a true and fair view of the state of affairs of the Company and of its results and profits for the financial period ending on the Accounting Date, and disclose and make proper provision or reserve for all liabilities (whether actual or contingent and whether quantified or disputed or otherwise).


1.2 All of the Company's book debts, whether shown in the Accounts or arising since the Accounting Date, are valid and enforceable, and have realised or will in aggregate realise the nominal amount thereof and will be collectible in full within 90 days of the Completion Date.


2.   Management Accounts


The Management Accounts have been prepared in accordance with the accounting policies of the Company which are set out in the Disclosure Letter and on a consistent basis with the monthly management accounts of the Company and show a fair view of the assets and liabilities and profits and losses of the Company as at and to the date of the relevant Management Accounts.

3.   Tax, Records and Returns


3.1 The Company has duly filed all returns, computations, notices and information required to be made or provided by the Company for any Tax purpose and the same have been made or given within the requisite periods and on a proper basis and when made were true and accurate in all material respects and are up to date and none of them is or so far as the Vendors are aware, is likely to be the subject of any dispute with any Tax authority.


3.2 The Company has paid, and has withheld, deducted and accounted to the relevant Tax authorities for, all Tax which it has become liable to pay, withhold, deduct or account for on or before the date hereof and within the period of seven years prior to the date hereof neither the Company nor any director or officer of the Company has paid or become liable to pay any fine, penalty, surcharge or interest in relation to Tax.


3.3 Save as provided for in the Accounts there is no existing contingent or deferred liability for Tax including liability for Tax which would arise on the Company ceasing to trade or on its ceasing to use or occupy any asset for the purposes of its trade or on its disposing of any asset at its book value as shown in the Accounts or which might arise as a result of the execution of this Agreement or Completion or by reason of the Company otherwise ceasing to be a member of a group of companies (but excluding any liability for Tax which arises solely as the result of the realisation by the Company of trading stock or work in progress in the ordinary course of its business) and no material changes in the assets and liabilities as shown in the Accounts have occurred since the Accounting Date which might result in any such liability.


3.4 The Company is not and has never been a member of a group of companies for Tax purposes other than the Group.


3.5 No act or transaction has been effected by the Company, the Vendors or any other person (including the sale of the Sale Shares), in consequence of which the Company is or may be held liable for Tax primarily chargeable against some other person.

3.6 Save to the extent disclosed in the Accounts, the Company has not made any distribution for Tax purposes within the last six years.


3.7 The Company has not entered into or been engaged in or been a party to any transaction or series of transactions or scheme or arrangement of which the main purpose or one of the main purposes was the avoidance of Tax.


3.8 The Company has not entered into any transaction or arrangement in respect of which the provisions of Section 770 or Section 770A of the Taxes Act have been or could be applied.


3.9 The Company is registered for value added tax purposes, has complied fully with all statutory requirements, orders, provisions, directions or conditions relating to value added tax, maintains and has at all times maintained complete correct and up to date records for the purposes of such legislation and has preserved such records in such form and for such periods as are required by the relevant legislation relating to value added tax.


3.10 The Company is and has always been resident in the jurisdiction in which it is incorporated and has never been resident for Tax purposes in any other jurisdiction.


3.11 The Company carries on activities which are a trade for the purposes of Tax and has not ceased and will not as a result of any agreement entered into on or before Completion cease to carry on such activities. The Company has never carried on a trade for Tax purposes other than the trade, which the Company will be carrying on at Completion.


3.12 The Company has sufficient records to compute its capital allowance position going forward.


3.13 Other than the shares in the Subsidiaries the Company does not hold directly or indirectly any interest in a company which if it were subject to a lower level of taxation in the territory in which it is resident would be a controlled foreign company within Section 747 of the Taxes Act.

3.14 The Company is not and has not at any time within the preceding period of six years been liable to Tax in any jurisdiction other than that in which it is incorporated.


3.15 All documents to which the Company is a party or which form part of the Company's title to any asset or in the enforcement of which the Company is or may be interested which are subject to stamp or similar duty have been duly stamped.


3.16 The Company has not within the preceding period of six years made exempt supplies of such amount that as a consequence thereof the Company has been unable to obtain credit for any input tax paid or suffered by it.


3.17 The Disclosure Letter contains full particulars of all land in which the Company has an interest and in relation to which an election has been made to waive exemption from value added tax.


3.18 The Company has properly operated the payroll withholding, national insurance contribution and social security systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf or for which it is otherwise required to account and by duly accounting to the relevant Tax authority for all sums so deducted and for all other amounts for which it is required to account under those systems.


4.    Corporate Matters


4.1 The Company has been duly incorporated and is validly existing and no order has been made or petition presented or resolution passed for the winding up of the Company or for an administration order in respect of the Company and no distress, execution or other process has been levied on any of its assets. The Company is not insolvent or unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986 or equivalent foreign legislation and no administrative receiver or receiver or receiver and manager has been appointed by any person of its business or assets or any part thereof and no power to make any such appointment has arisen.

4.2 The Vendors are the beneficial owners of the Sale Shares set opposite their names in column (2) of Schedule 1A, free and clear of any lien, charge, option, right of pre-emption or other encumbrance or third party right whatsoever. The Company Shares that are being sold to the Purchaser hereunder and under the Non-Principal Share Purchase Agreement, when issued, sold and delivered in accordance with the terms hereof or thereof for the consideration expressed herein or therein, will be duly and validly issued, fully paid and free of restrictions on transfer, and will be sold in compliance with all applicable securities laws.


4.3 The information set out in Schedule 1A, columns (1) and (2) and Schedule and 1B, columns (1), (2) and (3) is true, complete and accurate.


4.4 The Company has no, and never has had any, subsidiary or subsidiary undertaking or any shares or participating interest in any company other than the Subsidiaries. The Subsidiaries are entirely owned by the Company (directly or indirectly) and no person has a right to acquire any shares or securities in or over the Subsidiaries.


4.5 The Company has never reduced, repaid, redeemed or purchased any of its share capital or agreed to do any of the same.


4.6 There are no options or other agreements outstanding which call for the issue of or accord to any person the right to call for the issue of any shares in the capital of the Company or loan capital or other securities of the Company or the right to require the creation of any mortgage, charge, pledge, lien or other security or encumbrance over the Company Shares or any of the assets of the Company other than as set out in
      Schedule 1A column (2) and Schedule 1B, columns (2) or (3).


4.7 The copies of the Memorandum and Articles of Association of the Company, which are set out in the Disclosure Bundle, are accurate and complete in all respects and have attached to them copies of all resolutions and agreements, which are required to be so attached. The Company has complied with its Memorandum and Articles of Association in all respects and none of the activities, agreements, commitments or rights of the Company is ultra vires or unauthorised.

4.8 The Register of Members and all other statutory books of the Company are up to date and contain true full and accurate records of all matters required to be dealt with therein and the Company has not received any notice of any application or intended application under the Companies Acts or equivalent foreign legislation for rectification of the Company's register and all legal requirements relating to the issue of shares and other securities by the Company have been complied with. All Company Shares and Options have been issued in compliance with all applicable laws.


5.    Trading and General Commercial Matters


5.1 The Company has good and marketable title to (with full power to sell) all such assets as are necessary to enable it properly to conduct its business as such business has been conducted prior to the date hereof. All such assets are free from any liens, mortgages, charges, encumbrances, hire or hire purchase or similar agreements or other third party rights and are in the possession or under the control of the Company.


5.2   The Company is not a party to:


5.2.1 any contract not entered into in the ordinary course of business or not on arm's length terms, nor any contract which cannot be terminated without penalty or other compensation on less than twelve months' notice;


5.2.2 any contract restricting the Company's freedom of action in relation to its normal business activities;


5.2.3 any contract for the purchase or use by the Company of materials, supplies or equipment which is in excess of the requirements of the Company for its normal operating purposes or requires expenditure in excess of (Pounds)50,000;


5.2.4 any material agency agreement and any distribution, marketing, franchising, licensing (whether by or to the Company), joint venture, shareholders' or partnership arrangement or agreement;

5.2.5 any contract for the supply of goods or services requiring payments in excess of (Pounds)50,000 that has not been entered into on the Company's standard terms and conditions of sale, a copy of which is attached to the Disclosure Letter.


5.3 The Disclosure Bundle contains true and complete copies of all contracts material to the Business to which the Company is a party.


5.4 There are no contracts or obligations, agreements, arrangements or concerted practices involving the Company and no practices in which the Company is engaged which are void, illegal, unenforceable, registrable or notifiable under or which contravene any anti-trust legislation or regulations anywhere in the world, nor has the Company received any threat or complaint or request for information or investigation in relation to or connection with any such legislation or regulations. This Warranty shall apply with the qualification "so far as the Vendors are aware" except in relation to any contract between the Company and BSB and any contract to which paragraph 5.3 above applies.


5.5 With respect to each contract, commitment, arrangement, understanding, tender and bid involving the Company:


5.5.1 the Company has duly performed and complied in all material respects with each of its obligations thereunder;


5.5.2 the Company is under no obligation, which cannot readily be fulfilled, performed or discharged by it on time and without undue or unusual expenditure or effort or loss;


5.5.3 there are no grounds for rescission, avoidance, repudiation or termination and the Company has not received any notice of termination; and


5.5.4 none of the other parties thereto is in default thereunder. This sub-paragraph 5.5.4 shall apply or with the qualification "so far as the Vendors are aware", except in relation to any contract between the Company and BSB and any contract to which paragraph 5.3 above applies.

5.6 No person has given any guarantee of or security for any liability of the Company, nor has the Company given any guarantee of the liability of any other person.

5.7 The execution, delivery and performance of this Agreement will not result in the breach, cancellation or termination of any of the terms or conditions of or constitute a default under any agreement, commitment or other instrument affecting the Company or its property or assets may be bound or affected or result in the acceleration of any obligation under any loan agreement or the loss of the benefit of or liability to refund or repay any financial concession or violate any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Company.


5.8 The Vendors are not aware of any circumstances whereby, following a change in the control of the Company or in the composition of the Board of Directors of the Company, any of the principal customers of or suppliers to the Company would have the right to, or would, cease to remain customers or suppliers to the same extent and of the same nature as prior to the date hereof.


5.9 The Company has no liabilities except liabilities arising in the ordinary course of business under contracts for service, purchase orders, supply contracts or sale contracts, nor does it have any other liabilities direct or indirect, absolute or contingent, not required by generally accepted accounting principles to be referred to in the Accounts, including, but not limited to, off-balance sheet financing arrangements.


5.10 The Company is not the subject of any official investigation or inquiry and none of the Vendors is aware of any facts, which are likely to give rise to any such investigation or inquiry.

5.11 So far as the Vendors are aware, the Company has complied with the requirements or conditions of all statutes, treaties, regulations, bye-laws, codes, orders and other obligations of whatsoever nature relating to the Company and the carrying on of its business and has obtained and complied with all registrations, licences and consents necessary or advisable for the carrying on of its business, and all such registrations, licences and consents are valid and subsisting and none of the Vendors has received notice that any of them is likely to be suspended, cancelled or revoked (whether as a result of the sale and purchase of the Sale Shares pursuant to this Agreement or otherwise). So far as the Vendors are aware, neither the Company, nor any of its directors, employees or agents in relation to the Company, has committed any criminal offence or any tort or any breach of any such statute, treaty, regulation, by-law or other obligation.

5.12 The Disclosure Letter sets out full and accurate details of each bank and similar account of the Company.


5.13 No act or transaction has been effected by or on behalf of the Company involving the making or authorising of any payment, or the giving of anything of value, to any government official, political party, party official or candidate for political office for the purpose of influencing the recipient in his or its official capacity in order to obtain business, retain business or direct business to the Company or any other person or firm.


5.14 There is no transaction to which the Company is or has been a party which may give rise to a claim for setting aside under the Companies Act 1985 or the Insolvency Act 1986 or equivalent foreign legislation otherwise howsoever.


6.    The Properties


6.1 The Properties comprise all the land and premises owned or occupied or otherwise used by the Company. Complete copies of the leases for the Properties which have been validly granted and are all valid and subsisting are in the Disclosure Bundle and there are no licences or collateral arrangements or concessions which have been entered into or granted save for the Rent Deposit Deeds which are listed in Schedule 4 and which are valid and subsisting and are not subject to any current breaches.

6.2 The Company has good title to, and is the legal and beneficial owner of, the Properties which are free and clear of all encumbrances, claims, mortgages, liens and tenancies or any covenants in the freehold title which would adversely affect the permitted use and enjoyment of the Properties as provided for by leases other than all matters in those leases for the Properties which are in the Disclosure Bundle to which the Properties are expressly made subject and any overriding interests (as defined in Section 70(1) of the Land Registration Act 1925).


6.3   The Company has exclusive possession of the Properties.


6.4 So far as the Vendors are aware and save as disclosed in those leases for the Properties which are in the Disclosure Bundle, there are no covenants, restrictions, burdens, stipulations, wayleaves, easements, conditions, outgoings, terms, overriding interests, rights or licences affecting any of the Properties, which are of an unusual, or onerous nature or which adversely affect the use of the Properties for which they are currently used.


6.5 The present use of the Properties is the permitted use for the purposes of Town and Country Planning Legislation and the use of each of the Properties is permitted by such legislation, is not personal to the Company, nor is the use a temporary use, nor subject to onerous or unusual conditions adversely affecting the Company's use and enjoyment of the Properties and the Properties comply with all statutes, regulations, bye laws and other relevant legislation and the Company has not received notice of any (and is not aware of any) breach of the Town and Country Planning legislation.

6.6 So far as the Vendors are aware, there are no outstanding disputes and notices or complaints whatsoever, which affect or might in the future affect the use of any of the Properties for the purposes for which they are now used.


6.7 So far as the Vendors are aware, no structural or other material defects have appeared in respect of or affecting the buildings and structures on or comprising any of the Properties or any parts thereof but no warranty is given in respect of the state of repair and condition of the Properties.

6.8 The replies given by the Vendors' Solicitors in writing to enquiries (if any) raised by the Purchaser's Solicitors were when given and remain true and accurate in all respects.

6.9 The Company has not at any time assigned, underlet, parted with possession or otherwise disposed of any property (including for the avoidance of doubt the Properties) in respect of which it has a continuing liability (contingent or otherwise) for payment of rent and/or for any other liability nor has the Company had any other property vested in it apart from the Properties.

6.10 The Company has under its control all the originals of the documents referred to in Schedule 4 and all other deeds and documents necessary to prove its title to the Properties; where any of the Properties is leasehold, the title documents include all necessary consents for the grant of the lease of the relevant Property and including all reversioners' consents required under the lease of the relevant Property.

6.11 As far as the Vendors are aware and save as disclosed in the leases of the Properties, no liberty, right, easement, licence or other arrangement is enjoyed or is in the course of being acquired by or against the Properties (and none is needed) for obtaining access to any land or for repair of any premises or to comply with any fire regulations.

6.12 As far as the Vendors are aware and save as disclosed in the leases of the Properties which are in the Disclosure Bundle, each of the Properties has the benefit of all rights necessary for the continued present use and enjoyment of the same such rights not being capable of withdrawal by any person nor liable to be made subject to any charge therefor.

6.13 The Properties are not and will not at Completion be subject to any lien, encumbrance or any lease or agreement for lease save as already disclosed in this Schedule.

6.13.1 The Leases of the Properties are correctly summarised in the particulars thereof set out in Schedule 4 specifying which of such leases is a new tenancy for the purposes of the L&T Covenant Act.

6.13.2 In respect of any of the leases of the Properties which are new tenancies for the purposes of the L&T Covenants Act no person has made a claim for an overriding lease under section 19 of the L&T Covenants Act and no person is entitled to make such a claim and no notice has been served under section 17 of the L&T Covenants Act which would give rise to such entitlement and there have been no excluded assignments as referred to in section 11 of the L&T Covenants Act.

6.14 The Company has not received any notice of breach and, to the best of the Vendors' knowledge, all covenants, restrictions, stipulations, conditions and other terms affecting the Properties have been observed and performed and so far as the Vendors are aware, there are no circumstances which would entitle or require any landlord under any lease of the Properties or other person to exercise any powers of entry and taking possession or which would otherwise give rise to restriction or termination of the continued possession or occupation of any of the Properties.

6.15 All policies of insurance relating to the Properties effected by the Company are current and valid and are not subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate for policies of the same kind.

6.16 The Company has inspected all current policies of insurance relating to any of the Properties (including fixtures fittings and contents) which have been effected by a landlord under the terms of a lease of that Property and warrants that they are current and valid and cover the full reinstatement value of the relevant Property (including loss of rent cover for a minimum of three years or more) and are not subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate for policies of the same kind and that the policy conforms in all respects with the requirements of the relevant lease of the Property and the insurer has waived any rights of subrogation it may have against the Company.

6.17 The Company is not the guarantor of or surety for any other party's liability (contingent or otherwise) for any obligations under any lease or tenancy or under any agreement relating to the assignment of any lease or tenancy.

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7.    Environmental Issues

7.1 So far as the Vendors are aware, no underground treatment or storage tanks and sumps for which the Company has responsibility are or have ever been located at the Properties or the Former Properties.

7.2 So far as the Vendors are aware, no discharge, release, leaching, emission or escape into the Environment of any Hazardous Substance or any substance regulated by Environmental Law has occurred or is occurring in the conduct of the Business.

7.3 So far as the Vendors are aware, none of the Properties, nor any Former Properties whilst in the ownership of the Company, is or has been contaminated with any Hazardous Substance or any substance regulated by Environmental Law. The Company is not in breach of any Environmental Law which would have a Material Adverse Event.

7.4 So far as the Vendors are aware, no Hazardous Substances or substances regulated by Environmental Law are or have been produced or used in the course of the Business.

7.5 So far as the Vendors are aware, no Environmental Licences are required for the carrying on of the Business.

7.6 There are no actual or contingent liabilities and no existing, or pending, and, so far as the Vendors are aware, threatened civil or criminal actions, notices of violations, investigations, remediation or other notice, prohibitions, judgments, awards, demands, claims, enquiries, arbitrations, administrative proceedings or written communications from any governmental or regulatory authority or any other person under any Environmental Laws against any member of the Group or in relation to any of their assets (whether or not currently owned including any properties formerly owned used or occupied) and, so far as the Vendors are aware, there are no circumstances which may lead to any such matters.

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7.7   Copies of all environmental reports, surveys, audits, assessments and investigations formally commissioned by the Company in respect of the Properties and the Companies in the possession of the Vendors and/or the Companies have been disclosed to the Purchaser and all necessary steps to comply with all the recommendations contained in such reports, surveys, audits, assessments and investigations have been completed.

8.    Confidential Information and Intellectual Property

8.1 The Company is the sole unencumbered legal and beneficial owner, capable of transferring with full title guarantee, and, where registered, the sole registered proprietor, of all the Group's Intellectual Property, including but not limited to the Intellectual Property listed in the Disclosure Letter. The Disclosure Bundle contains a complete and accurate list of all patents, copyrights and trademarks of the Company and its Subsidiaries. The Group's Intellectual Property after Completion, will comprise all the Intellectual Property rights which are necessary to enable the Group to carry on its Business in the same manner and to the same extent as it has been carried on at or prior to the Completion Date and to fulfil all present contractual commitments of the Group and will not be adversely affected by Completion.

8.2 As far as the Vendors are aware, neither the Group's Intellectual Property nor the validity or subsistence of the Company's interest therein, is or has during its existence been the subject of any current, pending or threatened challenge, claim or proceedings, or infringed or misused by any third and there are no facts or matters which might give rise to any of the same. None of the Group's Intellectual Property has been unlawfully acquired or will be adversely affected by the transaction contemplated by this Agreement.

8.3 The carrying on of the Company's business does not require any authorisations, permissions, licences or consents from, or the making of royalty or similar payments to, any third party and, as far as the Vendors are aware, the Company is not engaged in any activities which involve the use of or which infringe any Intellectual Property belonging to any third party.

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8.4   Neither the validity or subsistence of the Group's Intellectual Property, nor any Company's right, title and interest in the Group's Intellectual Property, is the subject of any current, pending or, so far as the Vendors are aware, threatened challenge, claim or proceedings, including for opposition, cancellation, revocation or rectification.

8.5 The Vendors are not aware of any actual, alleged or threatened misuse by any person of the Confidential Information of any of the Company. So far as the Vendors are aware, the Company has not disclosed to any person any of the Company's Confidential Information except where such disclosure was properly made in the normal course of the Group's business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by the Company concerned. So far as the Vendors are aware, there is no current or threatened breach of any such agreement by any of the other contracting parties.

8.6 So far as the Vendors are aware, the Company is validly licensed to use the software used in the business and will continue to do so after the Completion;

8.7 The Company has in place all necessary notifications under the Data Protection Act 1998.

8.8 The Company has not entered into any agreement, arrangement or understanding (whether legally enforceable or not) for the licensing or otherwise permitting the use or exploitation of the Group's Intellectual Property which prevents, restricts or otherwise inhibits its freedom to use and exploit the Intellectual Property. Copies of all agreements, arrangements and understandings under which the Intellectual Property is made available to third parties, and any legally enforceable options in this regard, are contained in the Disclosure Bundle. There is no current or threatened breach of any such agreement, arrangement or understanding by any of the other contracting parties thereto.

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

8.9 Copies of all agreements and arrangements under which Intellectual Property belonging to any third party is made available to the Group for purposes of its business are enclosed in the Disclosure Bundle. All such agreements and arrangements are in full force and effect. The Company is not in breach of any such agreement or arrangement and is not aware of the existence of any circumstances under which its right to use such Intellectual Property may be terminated.

8.10 The Company is not engaged in any activities involving the Business which infringe or otherwise involve the misuse or unauthorised use of any Intellectual Property belonging to any third party or which give any third party the right to sue for passing off.

8.11 The Company has taken all reasonable steps open to it to protect and preserve the Group's Intellectual Property.

8.12 No moral rights have been asserted or are capable of being asserted which could materially affect the use or value of any of the Intellectual Property and the Vendor is not engaged in any activities which infringe any moral rights belonging to any third party.

8.13 All source codes, tapes, indices, descriptive memoranda, original listings, development and working papers, calculations and any other documents or media necessary conclusively to prove authorship and ownership of copyright in the Software owned by the Company ("Company's Software") are in the possession custody or control of the Company.

8.14 The Company is not a party to any agreement, arrangement or understanding requiring the Company to place in escrow, or otherwise to permit any third party to use or have access to, the source code to any of the Company's Software.

9.    Insurance

All assets of the Company of an insurable nature have at all times been and are insured in amounts to the full replacement value thereof against such risks as are in accordance with

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

good commercial practice (associated with companies having a business similar in nature to the Business) normally insured against. The Company has at all times been adequately covered against accident, third party, public liability, product liability and other risks normally covered by insurance and nothing, so far as the Vendors are aware, has been done or omitted to be done by or on behalf of the Company which would make any policy of insurance void or voidable or enable the insurers to avoid the same and there is no claim outstanding under any such policy and the Vendors are not aware of any circumstances likely to give rise to such a claim or result in an increased rate of premium.

10.   Litigation

Neither the Company nor any person for whose acts or defaults the Company may be vicariously liable are engaged whether as plaintiff or defendant or otherwise in any civil, criminal or arbitration proceedings or any proceedings before any tribunal (save for debt collection by the Company in the ordinary course of business) and, so far as the Vendors are aware, there are no proceedings threatened or pending against the Company or any such person and, so far as the Vendors are aware, there are no facts which are likely to give rise to any such litigation or proceedings.

11.   Employment and Pension Matters

11.1 There is no existing or pending or, so far as the Vendors are aware, threatened industrial or trade dispute involving the Company and any of its employees and there are no agreements or arrangements (whether oral or in writing or existing by reason of custom and practice and whether or not legally binding) between the Company and any trade union or other employees' representatives or organisation concerning or affecting the Company's employees.

11.2 The Company has neither given notice of any redundancies to the Secretary of State nor started consultations with any independent trade union or employees' representatives within the preceding period of one year in relation to any of the Company's employees. No circumstances have arisen under which the Company is likely to be required to pay damages for wrongful dismissal or breach of contract, to make any contractual or statutory redundancy payment or make or pay any compensation in respect of unfair dismissal, to make any other payment under any employment protection or other employment statutes, treaties, regulations, bye-laws, codes or orders or to reinstate or re-engage any former employee.

11.3 The Vendors have disclosed to the Purchaser details of all employment related litigation within the last five years including any ongoing and anticipated claims and whether with employees, workers, trade unions or employee representatives.

11.4 The Disclosure Letter contains (i) the names and dates of birth and commencement of employment of all persons who will at the Completion Date be employees or directors of the Company or consultants to the Company;
      (ii) details of all remuneration payable (including any bonus or commission entitlements) and any other benefits (including, for the avoidance of doubt, permanent health insurance) provided or which the Company is bound to provide (whether now or in the future) to all such persons together with the terms on which such remuneration, emoluments and benefits are payable; and (iii) details of any other material terms and conditions of employment or engagement of such persons, all of which information is true and complete.

11.5 There are no pension, share option, share incentive, life assurance, disability or similar schemes, arrangements or obligations for any employees or directors of the Company, and the Vendors and the Company have no obligation (whether legally binding or established by custom) to pay any pension or make any other payment after retirement or death or otherwise to provide "relevant benefits" within the meaning of section 612 of the Taxes Act or to make any payment for the purpose of providing such "relevant benefits" to or in respect of any person who is now or has been an officer or employee of the Company and are not party to any scheme or arrangement having as its purpose or one of its purposes the making of such payments or the provision of such benefits.

11.6 There are no current submissions or referrals to the Pensions Ombudsman or to the Occupational Pensions Advisory Service in respect of the Company.

11.7 No Retirement Benefits Scheme in which employees or former employees of the Company participate or have participated has been or is in the process of being (or is

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       proposed to be) wound up (in whole or in part) or closed to new entrants
       (in whole or in part).

11.8 There are no existing service or other agreements between the Company and any of its employees, workers, agents or consultants which cannot be lawfully terminated by three calendar months' notice or less without giving rise to any claim for damages or compensation other than a statutory redundancy payment, and the Company has complied in all material respects with all their obligations under all legislation, regulations, and other requirements having force of law (including, without limitation, codes, orders and awards) in connection with their employees.

11.9 Except in the ordinary course of business consistent with past practices, the Company is not involved in negotiations to vary the terms and conditions of employment of any of their employees, and have not made any representations, promises, offers or proposals to any employees concerning or affecting the terms and conditions of employment of any of their employees.

11.10 The Company has paid or discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments relating to their employees in respect of all periods up to and including the date of this Agreement.

11.11 There are no terms and conditions in any contract with any employee pursuant to which such person will be entitled to receive any payment or benefit or such person's rights will change as a direct consequence of the transaction contemplated by this Agreement.

11.12 There are no amounts owing or agreed to be loaned or advanced by the Company to any employees (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursements of expenses).






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

11.13 No employee has given or received notice to terminate his employment or engagement, nor are the Vendors aware of any employee who is contemplating the giving of such notice.


11.14 There are no enquiries or investigations existing, or as far as the Vendors are aware pending or threatened, affecting the Company in relation to any employee by the Equal Opportunities Commission, the Commission for Racial Equality, the Disability Rights Commission or the Health and Safety Executive, or any other bodies with similar functions or powers in relation to workers.


11.15 The Company has maintained adequate and suitable records regarding the service of its workers and in particular has maintained all records required under the Working Time Regulations 1998. All such records comply with the requirements of the Data Protection Act 1998.


12.    Arrangements with connected persons etc.


The Company has not made any gift, loan or quasi loan to any Vendor or director or former director or any other person connected with any of the foregoing nor has it been a party to any transaction or arrangement with any of the foregoing other than arm's length service contracts, and the Company's profits or financial position have not at any time been adversely affected by any contract or arrangement which is not of an entirely arm's-length nature.


13.    Matters since 30 April, 2000


Since 30 April, 2000:


13.1 there has been no material interruption or alteration in the nature, scope or manner of the Company's business which business has been carried on lawfully and in the ordinary and usual course of business as previously carried on and so as to maintain it as a going concern;

13.2 there has been no material adverse change in the customer relations of the said business or in the financial condition or the position, prospects, assets or liabilities of the said business or the Company as compared with the position disclosed by the Accounts;


13.3 the Company has continued to pay its creditors in the ordinary course of business and no unusual trade discounts or other special terms have been incorporated into any contract entered into by the Company;

13.4 no substantial customer or supplier of the Company for the accounting period ending on the Accounting Date has ceased or indicated that it is likely to cease trading with or supply to the Company, or reduced or indicated that it is likely to reduce substantially its trading with or supplies to the Company, or changed or indicated that it is likely to change substantially the terms upon which it is prepared to trade with or supply the Company (other than normal price and minor changes);


13.5 the Company has not become bound or liable to be called upon to repay prematurely any borrowed monies or repaid any borrowings other than indebtedness to its bankers;


13.6 the Company has not cancelled, waived, released or discontinued any rights, debts or claims or suffered any damage destruction or loss (whether or not covered by insurance) affecting its business or assets;


13.7 the Company has not incurred any capital expenditure or made any capital commitment of an amount in excess of (Pounds)20,000 or disposed of any fixed assets having a value of more than (Pounds)50,000 in aggregate;


13.8 no dividends, bonuses or other distributions have been declared, paid or made in respect of any of the Sale Shares.


14.   Accuracy of Information Provided


14.1 All information contained in the Recitals to this Agreement and in the Schedules to this Agreement is true and accurate in all respects and not misleading in any respect.

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

14.2 So far as the Vendors are aware, none of the documents listed in Schedule 10 contain any material mis-statement or material omission which would make such documents materially misleading.


14.3 The assumptions used by the Vendors in the Business Plan are reasonably believed by the Vendors to be appropriate. The Business Plan was compiled with due care and attention, and no material factors known to the Vendors at the time were omitted in compiling the Business Plan.


15.   Power, Title, Authorisation and Regulation S


15.1 M&TG has all requisite legal and, to the extent applicable, corporate power, and authority to enter into and perform its obligations under this Agreement, the agreements contemplated hereby to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and authorised by all necessary action, including, if applicable, corporate action, by or on behalf of M&TG. This Agreement and the agreements contemplated hereby to which it is a party has been duly executed and delivered by M&TG and constitutes a valid and binding obligation of M&TG, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and equitable remedies. No consent, approval, order or authorisation of, or registration, declaration or filing with, any governmental entity is required by or with respect to M&TG in connection with the execution and delivery of this Agreement by M&TG or the consummation by M&TG of the transactions contemplated hereby.


15.2 Each Vendor represents that he or it has or will have, as at Completion, full right, power and authority to sell, transfer and deliver such Sale Shares to the Purchaser, and, upon delivery of the certificate or certificates therefor to the Purchaser and the Purchaser's payment for and acceptance thereof, will transfer to the Purchaser good, valid and marketable title thereto with full title guarantee free and clear of any restriction, claim, lien, charge, encumbrance or equity whatsoever. No Vendor is party to any voting trust, agreement or arrangement affecting the exercise of the voting rights of the relevant shares, other than as set out in the Disclosure Letter. There is no action, proceeding, claim or, to any Vendors' knowledge and belief, investigation against any Vendor or any Vendor's assets, properties or, as applicable, any of the Vendors' respective officers or directors, pending or, to Vendors' knowledge and belief, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to or in any other manner impacting upon the Sale Shares held by such Vendor.


15.3 The execution, delivery and performance of this Agreement, and the consummation of the sale and purchase of the Company Shares and the other transactions contemplated by this Agreement do not and will not conflict with or result in a violation of the Memorandum or Articles of Association, bylaws, partnership agreement or other applicable charter document of M&TG, or conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default or result in the creation or imposition of any lien, charge or encumbrance upon any of the Vendor's shares under, (a) any instrument, indenture, lease, mortgage or other agreement or contract to which the Vendor is a party or to which such Vendor or any of such Vendor's assets or properties may be subject or (b) any judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to the Vendor or the Vendor's assets or properties. The consummation of the Purchase and the other transactions contemplated by this Agreement will not require the consent of any third person with respect to the rights, licenses, franchises, leases or agreements of the Vendor.


15.4 Each Vendor hereby acknowledges that he or it has read this Agreement and the other documents to be delivered in connection with the consummation of the transactions contemplated hereby and has made an independent examination of the transactions contemplated hereby (including the tax consequences thereof). Each Vendor acknowledges that he or it has had an opportunity to consult with and has relied solely upon the advice, if any, of the Vendors' legal counsel, financial advisors, or accountants with respect to the transactions contemplated hereby to the extent such Vendor has deemed necessary, and has not been advised or directed by the Purchaser,

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

        the Company or their respective legal counsel or other advisors in respect of any such matters and has not relied on any such parties in connection with this Agreement and the transactions contemplated hereby.


15.5    Each Vendor severally, and not jointly, represents that:


15.5.1 None of the New OpenTV Shares have been or will be registered under the Securities Act, and such securities, to the extent offered, are being offered to such Vendor outside the United States in reliance on Regulation S under the Securities Act ("Regulation S");


15.5.2 No Vendor is a US person (as defined in Regulation S) and is not acquiring the Shares for the account or benefit of any such US person;


15.5.3 Following Completion and subject to the provisions of clause 8, no Vendor will resell the New OpenTV Shares except: (i) pursuant to registration of the New OpenTV Shares under the Securities Act, (ii) in offshore transactions outside the United States in accordance with Rule 903 or 904 of Regulation S, or (iii) pursuant to another available exemption from the registration requirements of the Securities Act; and such Vendor will not engage in hedging transactions with regard to the New OpenTV Shares unless in compliance with the Securities Act;

15.5.4 Each Vendor acknowledges and accepts that the Purchaser is required pursuant to Regulation S to refuse to register the transfer of any Shares in violation of the restrictions stated in paragraph 15.5.3 of this Schedule, as the case may be, and any certificate representing the Shares may bear a legend containing the restrictions stated in such paragraph 15.5.3.

16.     Shareholders' Agreement


16.1 Each of the parties to the current shareholders' agreement amongst the holders of the Company's Shares is in compliance with the terms thereof and, so far as the Vendors

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

        are aware, no party to that agreement has threatened or indicated that it is likely to breach the provisions of such shareholders' agreement which are binding on it.


16.2 No claim has been made by BSB, HSBC or any other holder of Company Shares against any member of the Group nor has any member of the Group received notice of any such claim and, so far as the Vendors are aware, no such claim is pending or threatened and there are no circumstances known to the Vendors likely to give rise to any such claim.

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

                                  SCHEDULE 6


                            Purchaser's Warranties


1. The Purchaser and each subsidiary of the Purchaser which is a significant subsidiary as such term is defined under Rule 1.02 of Regulation S-X promulgated under the Exchange Act (collectively, the "Purchaser Subsidiaries") has been duly organised and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organisation, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Purchaser and each Purchaser Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser.


2. The copies of the Purchaser's Memorandum of Association and Articles of Association, each as amended through the date of this Agreement, that are available with the SEC, are current, complete and correct copies of those documents. The Purchaser is not in violation of any of the provisions of such Memorandum of Association and Articles of Association.


3. The authorized capital stock of the Purchaser consists of (i) 500,000,000 Class A Ordinary Shares, (ii) 200,000,000 Class B Ordinary Shares, and
     (iii) 500,000,000 Preference Shares. As of 31 December, 2000 34,829,632 Class A Ordinary Shares, 30,631,746 Class B Ordinary Shares and no Preference Shares were issued and outstanding, all of which issued and outstanding Shares were validly issued and are fully paid, nonassessable and, except as set forth in the Investor's Rights Agreement included as an Exhibit to the Purchaser's SEC Reports (as defined in clause 9 below) to the extent disclosed in Parent SEC Report, not subject to pre-emptive rights.

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

4. The New OpenTV Shares, upon issuance on the terms and conditions specified in this Agreement (i) will be duly authorised, validly issued, fully paid, nonassessable, (ii) will not be subject to pre-emptive rights, and (iii) will be free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, charges and other encumbrances or any nature whatsoever, other than as specifically contemplated by this Agreement or by law.


5. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement to be consummated by the Purchaser. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of such transactions have been duly and validly authorised by all necessary corporate action and no other corporate proceedings on the part of the Purchaser are necessary to authorise this Agreement or to consummate such transactions. This Agreement has been duly authorised and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.


6. The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser will not:


6.1 conflict with or violate any provision of the Purchaser's Memorandum of Association or Articles of Association or any comparable organisational documents of any Purchaser Subsidiary;


6.2 assuming that all relevant consents, approvals, authorisations and other actions have been obtained and all relevant filings and obligations have been made, conflict with or violate any law applicable to the Purchaser or any Purchaser Subsidiary or by which any property or asset of the Purchaser or any Purchaser Subsidiary is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser; or

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

6.3 result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of the Purchaser or any Purchaser Subsidiary under, any contract to which the Purchaser or any Purchaser Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for any such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser.


7. The execution and delivery of this Agreement by the Purchaser does not, and the performance of this Agreement by the Purchaser will not, require any consent, approval, authorisation or permit of, or filing with or notification to, any governmental entity except (i) for applicable requirements of the Exchange Act, applicable requirements of the Securities Act, applicable requirements of Blue Sky Laws, the rules and regulations of the NASDAQ National Market and the Amsterdam Stock Exchange, applicable requirements of takeover statutes, applicable notification requirements of the anti-trust laws or any other laws, and (ii) where failure to obtain such consents, approvals, authorisations or permits, or to make such filings or notifications, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser.


8. Each of the Purchaser and the Purchaser Subsidiaries is in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental entity necessary for the Purchaser or any Purchaser Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "Purchaser Permits"), except where the failure to have, or the suspension or cancellation of, any of the Purchaser Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser, and, as of the date of this Agreement, no such suspension or cancellation of any of the Purchaser Permits is pending or, to the knowledge of the Purchaser, threatened, except where the failure to have, or the suspension or cancellation of, any of the Purchaser Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser. Neither the Purchaser nor any Purchaser Subsidiary is in conflict with, or in default or violation of, (i) any law applicable to the Purchaser or any Purchaser Subsidiary or by which any property or asset of the Purchaser or any Purchaser Subsidiary is or may be bound or affected or
     (ii) any Purchaser Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser.


9. The Purchaser has filed all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act (collectively, including any such documents filed subsequent to the date of this Agreement, the "Purchaser SEC Reports"). The Purchaser SEC Reports, including any financial statements or schedules included or incorporated therein by reference, at the time they were filed, (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Purchaser SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Purchaser SEC Reports, in the light of the circumstances under which they were made, not misleading. No Purchaser Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable governmental entity.


10. Each of the consolidated balance sheets included in or incorporated by reference into the Purchaser SEC Reports (including the related notes and schedules) fairly presented, in all material respects, the consolidated financial position of the Purchaser as of the dates set forth in those consolidated balance sheets. Each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Purchaser SEC Reports (including any related notes and schedules) fairly presented, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Purchaser for the periods set forth in those consolidated statements of income and of cash flows, in each case in conformity with US Generally Accepted Accounting Principles ("GAAP") consistently applied throughout the periods indicated. All of such balance sheets and statements complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; provided, however, that the quarterly and annual profit and loss statements contained in those Purchaser SEC Reports made on Form 6-K and Form 6-K/A that have incorporated the Purchaser's quarterly earnings press releases were accounted in accordance with GAAP but presented in a format alternative to GAAP presentation.


11. Except as and to the extent set forth on the consolidated balance sheet of the Purchaser as of December 31, 2000, including the related notes, neither the Purchaser nor any Purchaser Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2000 that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Event for the Purchaser.


12. Since 31 December, 2000 except as set forth in the Purchaser SEC Reports, the Purchaser has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Material Adverse Event for the Purchaser.

                                   SCHEDULE 7


                                    Software


OpenTV                                                       Status                       Dev effort
Big Night Out                                                   100                       average 3 months
Boogie Lights                                                   100
Day Job                                                         100
Dead Meat                                                       100
East End Arrows (501)                                           100
Headfunk 2358                                                   100
Hit and Hope (golf) (course 1)                                  100
Hit and Hope (golf) (course 2)                                  100
Lane 13                                                         100
Push my Button                                                  100
Push my Sporting Button                                         100
NUTZ                                                            100
Pot the Lot                                                     100
Route 1                                                         100
Satan Claus                                                     100
Senile Santa                                                    100
Spin Cycle                                                      100
Thievin Monkeys                                                 100
Word Search Fridge                                              100
Double Toon                                                     100
Pic'a'Nic Panic                                                 100
Saw Point                                                       100
Stink Bomb Alley                                                100
Gut Reaction                                                    100
Punch My Lights Out                                             100
Route 1                                                         100
Dominoes                                                         50
Neon                                                             80
Critical Mess                                                    20
Dance Floor Mama                                                 70

MediaHighway
Eurosports Push My Button                                       100                       average 6 months
Forest Fire                                                     100
Garcon                                                          100
Go Voyage                                                       100
Headfunk 2358 (Mister Memo)                                     100
Lane 13 (Bowling Maniac)                                        100
Pets in Peril                                                   100
Poker                                                           100
Quiz Game                                                       100
Word Search Fridge                                              100
Bank It                                                          80
Gobbler                                                          80

Lesley Merkin's 'Push my Button'                                 90
Route 1                                                          90
Box Clever                                                       60

MHEG
Forest Fire                                                     100                       average 3 months
Memory Junior                                                   100
Quiztoast                                                       100
Sunny Delight Basketball                                        100
Box Clever                                                       30
East End Arrows                                                  90
Push my Button                                                   90
Route 1                                                          90

Liberate
Blackjack                                                       100                       average 3 months
Box Clever                                                      100
Box Clever: Easter Edition                                      100
East End Arrows (501)                                           100
Headfunk 2358                                                   100
Lesley Merkin's 'Push my Button'                                100
Lesley Merkin's Punch My Lights Out                             100
Memory Senior                                                   100
Paparazzi Pay Day                                               100
Pot the Lot                                                     100
Route 1                                                         100
Spin Cycle                                                      100
Word Search Fridge                                              100
Zodiacs                                                         100
A Question of Risk                                               50
Big Words                                                        80
Safe Cracker                                                     70
Box Clever                                                       90

AOLTV
Memory                                                           80                       average 1 month (port)
Push My Button                                                   80
Word Search                                                      80

------------------------------------------------------------------------------------------------
                                                          Work in
Platform                       Pitch         Design      progress      Complete      Total
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
Open TV                         29            19           14            26            88
------------------------------------------------------------------------------------------------
Liberate                        13            14            8            15            50
------------------------------------------------------------------------------------------------
Media Highway                    1             2            6            10            19
------------------------------------------------------------------------------------------------
MHEG                             1             1            4             4            10
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
Total                           44            36           32            55           167
------------------------------------------------------------------------------------------------

                                  SCHEDULE 8

                              Earn Out Provisions



1.   Definitions


     Earnout Component           that part of the Consideration which is payable
                                 to the Vendors depending on the levels of Revenue and Net Income in Q3 and Q4 in accordance with this Schedule;

     Net Income                  net profits from operations after deduction of
                                 depreciation but before interest and
                                 amortization of goodwill;

     Q3 the period beginning 1 July 2001 and ending on 30 September 2001;

     Q4 the period beginning 1 October 2001 and ending on 31 December 2001;

     Revenue the invoiced value of services supplied net of Value Added Tax and trade discounts as adjusted for unearned and accrued income.
2.

2.1 The Earnout Component shall be equal to Z multiplied by the Factor, subject to a minimum of zero and a maximum of 140% of Z.

     Z = 25% of the value of the Vendors' Total Share and Cash Component as calculated pursuant to paragraph 10 of Schedule 1C.


     The Factor = A + B + C + D


     Where:

     A = the greater of (i) zero and (ii) (x) Q3 actual Revenue divided by (Pounds)3,200,000 multiplied by (y) 0.185

     B = the greater of (i) zero and (ii) the lesser of (x) 0.285 and (y) (a) Q3 actual Net Income divided by ((Pounds)319,850) multiplied by (b) 0.19; PROVIDED,

             HOWEVER, that if Q3 actual Net Income is greater than ((Pounds)319,850) but less than zero, B shall equal the lesser of
             (i) 0.285 and (ii) (x) 2 minus (y) Q3 actual Net Income divided by ((Pounds)319,850)

     C = the greater of (i) zero and (ii) (x) Q4 actual Revenue divided by (Pounds)4,200,000 multiplied by (y) 0.31

     D = the greater of (i) zero and (ii) the lesser of (x) 0.4725 and (y) (a)
              Q4 actual Net Income divided by (Pounds)313,230 multiplied by (b) 0.315

3.


3.1 If the Earnout Component is less than Z then the Vendors shall be entitled to that number of New OpenTV Shares as is equal to Z minus Earnout Component divided by (Pounds)10.43.


3.2 If the Earnout Component is equal to or greater than Z then the Vendors shall be entitled to all of the New OpenTV Shares (at an issue price of (Pounds)10.43 per share or such other Pounds Sterling amount as the Purchaser's Accountants determine to be reasonable in the event of any consolidation, sub-division, stock split or reclassification or reduction of the share capital of the Purchaser or any rights issue, taking place after the date of this Agreement) equal to Z and shall be paid a cash amount equal to the excess in the Earnings Component over Z.


4.


4.1 The Purchaser shall procure the preparation by the Purchaser's Accountants of draft accounts for Q3 and draft certificates as to the Revenue and Net Income during Q3 and the delivery of those drafts to the Vendors as soon as reasonably practicable but no later than 30 calendar days following the end of Q3.


4.2 The accounts for Q3 shall be prepared so as to comply with all legal and regulatory requirements applying but otherwise in accordance with the same accounting policies, standards, principles, bases and methods as are applied by the Purchaser in accordance with US GAAP for the year ended 31 December 2000.


4.3 The Vendors shall review the drafts delivered by the Purchaser's Accountants under paragraph 4.1 and shall instruct the Vendors' Accountants to deliver to the Purchaser and the Purchaser's Accountants as soon as reasonably practicable but no later than 30 calendar days of the delivery of the drafts a report setting out any matters of disagreement with the drafts in sufficient detail to enable the Purchaser to consider them. In the absence of a report within that period, the drafts shall be deemed to be agreed by all parties. All the items in the drafts (if no report is delivered within the applicable time limit) or (if a report is delivered) all the items which are not specified in the report as being subject to disagreement, shall be deemed to be agreed by the parties.

4.4 If within 30 calendar days of the delivery to the Purchaser of the report referred to in paragraph 4.3 there remains an outstanding dispute with respect to the drafts the dispute shall be referred to a firm of chartered accountants nominated jointly by the Vendors and the Purchaser or, failing nomination within ten business days after request by either the Vendors or the Purchaser, nominated at the request of either party by the President of the Institute of Chartered Accountants in England and Wales. The firm shall be instructed to prepare as soon as practicable a determination of the Revenue and Net Income for Q3. The firm shall act as experts and not as arbitrators and their decision (in the absence of manifest error) shall be final and binding on the parties. Their fees shall be payable by the Vendors and the Purchaser in such proportions as the firm determines.


4.5 Each party shall procure that the other party and its or their Accountants are afforded reasonable access at reasonable times to the accounting records required for the production and review of the drafts.


4.6 The provisions of this paragraph 4 shall apply as well as if Q3 were substituted by Q4 throughout sub-paragraphs 4.1, 4.2 and 4.4.


5. Within ten business days of the Revenue and Net Income for Q4 being determined in accordance with the provisions of this Schedule any further consideration payable in New OpenTV Shares (issued at (Pounds)10.43 per share or such other Pounds Sterling amount as the Purchaser's Accountants determine to be reasonable in the event of any consolidation, sub-division, stock split or reclassification or reduction of the share capital of the Purchaser or any rights issue, taking place after the date of this Agreement) or cash shall be issued or paid by the Purchaser to the Vendors (and, in respect of any New Open TV shares, the Purchaser shall deliver Open TV Certificates to the Vendors' Solicitors as soon as practicable).

6. The Purchaser acknowledges the interests of the Vendors in the trading of the Group during the Period and that it is in the commercial interests of both the Purchaser and the Vendors to use all reasonable endeavours to ensure that the Group is in a position to maintain and increase profitability. The Purchaser also acknowledges the interests of the Vendors in monitoring, inter alia, the financial performance, assets and obligations of the Group during the Earn-Out Period. The Founders acknowledge that they will co-operate with the Purchaser and honour its reasonable requests to revise the forms of the Group's third-party contracts following Completion to assist the Purchaser to recognise the Group's revenues in its financial statements with respect to third-party contracts entered into following Completion pursuant to the US GAAP and accounting policies adopted by the Purchaser.


7. The Purchaser covenants with the Vendors that during the Earn-Out Period it shall comply with following provisions of this paragraph 7:


7.1 the Purchaser shall procure that the Business is financed in accordance with the Business Plan;


7.2 the Purchaser will retain the beneficial ownership of the whole of the issued share capital of the Company; and


7.3 the Purchaser shall act in good faith towards the Vendors in relation to the Business insofar as its acts could affect the consideration payable to the Vendors under this agreement.


8. The Purchaser shall procure that, except with the prior consent of Jasper Smith, during the Earn-Out Period:


8.1 except as otherwise set out in this Agreement, the Founders shall be entitled to participate in the management of the Group's operations;


8.2 the Group continues to operate the businesses carried on by it at Completion;

8.3 the nature and trading style of the Business as carried on at Completion is not changed;


8.4 no member of the Group enters into any transaction which is not on a commercial basis and on arms' length terms;


8.5 no member of the Group is required to provide or take credit, security, services or goods on bases which are materially less advantageous to it than those which are available on arms' length terms with third parties;


8.6 no member of the Group acquires or disposes of a subsidiary undertaking or a business;


8.7 no part of the undertaking or assets of any member of the Group is disposed of otherwise than in the ordinary course of its trading business and no gift is made or other arrangement or transaction entered in to by any member of the Group which could constitute a transaction at an undervalue (assuming the relevant member of the Group had at all relevant times been insolvent);


8.8 no member of the Group shall change its principal place of business from London;


8.9 no charge shall be levied on any member of the Group for services provided to it by the Purchaser (or any Associate of the Purchaser);


8.10 the rates of remuneration of employees of the Group are not increased except for increases in the ordinary course of business consistent with past practice or which, taken as a whole, are no greater than those awarded to employees of the Purchaser generally and, in any event, no greater than increases awarded to employees of comparable businesses;


8.11 the fees payable by members of the Group to auditors are not increased above the fees paid by members of the Group to their auditors for audit services for the year ended on 30 June 1999 (otherwise than for increases which are reasonably necessary to reflect inflation or to reflect the increased scope of the Business since 30 June 1999 or to reflect the fact that there is additional work involved as a consequence of the extension of the Group's accounting reference date to 31 December);


9. No additional employees shall be employed by any member of the Group without the prior consent of Mr. Jasper Smith.


10. The Purchaser undertakes to use all reasonable endeavours to operate the Group in the manner and based on the assumptions set out in the Business Plan PROVIDED THAT bandwidth costs may be treated as Costs of Sales rather than as R&D and Computer Costs.

                                   SCHEDULE 9


                              Completion Accounts


The Completion Accounts shall be prepared in accordance with (a) generally accepted United Kingdom accounting principles including all relevant Statements of Standard Accounting Practice issued by the Accounting Standards Board; and
(b) in a manner consistent with the Accounting Policies (as defined in Schedule
10) and in the event of conflict between the principles referred to in (a) and
(b) above, generally accepted United Kingdom accounting principles shall prevail, save that any liability of the company in respect of payments to Optionholders under the Option Surrender Agreements (other than Employees NIC) shall be disregarded in compiling the Completion Accounts.

                                  SCHEDULE 10


                                 14.2 Documents


1.   The Accounts.


2.   The Management Accounts.


3.   The May Management Accounts.


4.   The Shareholders Agreement.


5. The Group's accounting policies as disclosed in the document referred to at paragraph 2 of the index to the Disclosure Bundle ("Accounting Policies").


6. The contracts between any member of the Group and any of BSB, Canal Satellite, TPS Services (or their affiliates) as disclosed in the Disclosure Letter or contained in the Disclosure Bundle.


7. The Disclosure Letter (but for avoidance of doubt not documents in the Disclosure Bundle save to the extent of documents referred to in this
     Schedule 10).

IN WITNESS WHEREOF the parties hereto have executed this document as a deed on
------------------
the date appearing at the head hereof.



SIGNED, SEALED      )
AND DELIVERED by    )
JASPER SMITH        )  /s/ Jasper Smith
in the presence of  )
/s/ Andrew Fearon   )



SIGNED, SEALED      )
AND DELIVERED by    )
MARK ROCK           )  /s/ Mark Rock
in the presence of  )
/s/ Andrew Fearon   )



SIGNED, SEALED      )
AND DELIVERED by    )
PAUL BUSTIN         )  /s/ Paul Bustin
in the presence of  )
Rebecca Reyes       )
140 East Walton Place
Chicago, IL 60611

SIGNED, SEALED            )
AND DELIVERED by          )
[              ]          )  /s/ Paul Bustin
authorised signatory      )
for and on behalf of      )
MEDIA & TECHNOLOGY        )
GROUP LIMITED             )
and thereby executed by it)
as a Deed                 )



Signed by

/s/ Scott H. Ray
----------------------
for and on behalf of

OPENTV CORP